SCRIPTEL HOLDING, INC.

ANNUAL REPORT TO STOCKHOLDERS

YEAR ENDED DECEMBER 31, 1995

Business

     Scriptel Holding, Inc. (the" Company") is a Delaware corporation with its principal corporate offices in Columbus, Ohio. The Company had three wholly-owned subsidiaries at December 31,
1995, Scriptel Corporation ("Scriptel"), Scriptel Communications Corporation ("Scriptcom"), and
Ampsco Corporation ("Ampsco"), and owned the majority of the capital stock of Coloray Display
Corporation ("Coloray"). Financial information about industry segments is included in Note 11 to the accompanying consolidated financial statements for the year ended December 31, 1995. In
March 1996, the Company made a decision to close Coloray. The Company sold Ampsco on
April 4, 1996 to a related party. See Notes 16 and 18 to the accompanying consolidated financial statements for the year ended December 31, 1995 for further details on the closure of Coloray and the sale of Ampsco. In the future, the Company will focus on Scriptel (pen computer applications) and Scriptcom (communications applications).

Scriptel

    Scriptel was founded in 1982 to manufacture and market high-performance digitizers for computer-aided design, business graphics and personal computer applications. Digitizers, also known as "graphics tablets," are electronic drawing boards which, in addition to being versatile data input devices, are also used to create artwork and drawings on a computer with the aid of graphics software and hardware.

    The function of a digitizer is to sense the location of a stylus tip on a writing surface and to transmit the coordinate data to a computer. In pen-based computers, the digitizer is located on a flat panel display. When the user writes on the surface the coordinate data from the digitizer is used to activate, or "turn on," dots on the display located directly under the stylus tip as it is moved, leaving a visible trace on the display and thus producing an "electronic ink" effect. The application of digitizers in pen computers is a recent development compared to the traditional use of digitizers in computer-aided design ("CAD") and computer graphics applications. Indeed, one of the purposes of pen computers is use as an electronic equivalent to pencil and paper.

    Pen-based computers are complete systems which generally include memory, input-output ports, a flat panel display, and a pen capable of writing electronically on the display screen. The above components are typically enclosed in a lightweight, notebook size package designed for portable uses. The pen computer components which Scriptel manufactures and sells to its OEM customers are the stylus, the transparent digitizer panel, and an electronic circuit which controls the digitizer functions. The stylus, digitizer panel, and circuit, taken together, form the pen-input component system, or pen-input hardware, of a pen computer.

    The Company has historically financed the funding of research and development, and anticipates that continued funding of research and development will be financed by internal cash flow sources such as additional offerings or private placements of securities, and cash flow from operations. Scriptel intends to continue its research and development activities for further application of its present digitizer technology in new products and the development of new digitizers based on other technologies.

Ampsco

     Ampsco was sold on April 4, 1996. It has been treated as a discontinued operation in the accompanying financial statements. See note 18 to the accompanying consolidated financial statements for the year ended December 31, 1995.

     Ampsco, founded in 1960, is an Ohio corporation engaged in the machine industrial segment.
The facilities provide the normal complement of machine tools and Ampsco is also well known for its large piece capacities on its large lathes and mills

Coloray

     From acquisition until 1996, Coloray was engaged in the development of a new generation flat-panel display product commonly referred to as an FED. Potential markets for FEDs include:
small displays used in personal communication devices, video-phones, and avionics; medium sized displays used primarily in portable computers; and large displays used in desk-top computers and high-definition television ("HDTV"). Coloray has focused on the small and medium sized markets.

Liquidation of Coloray

     All current research and development is being financed by the Company. In 1996, the
Company determined that it could no longer continue to fund Coloray's research and development efforts. In March 1996 the Company announced plans to close Coloray and liquidate its investment. Funds, if any, received from the consortium (see above) may be used to pay down liabilities of Coloray or the Company, but management does not expect these funds, if received, to be sufficient to fund all of Coloray's reported liabilities. See note 16 to the accompanying consolidated financial statements for the year ended December 31, 1995.

Market for the Registrant's Common Equity and Related Stockholder Matters.

     The Company's Common Stock is not traded in any established trading market. The prices set forth in the table below represent "bid" prices without adjustments for retail markups, markdowns or commissions, and may not necessarily represent actual transactions, based on "pink sheet" quotations reported in the Columbus, Ohio newspaper of general circulation.

 1996                                       High
Low
First Quarter                           $1.375                         $0.500
Second Quarter                        1.188                            0.438

1995
First Quarter                             3.688                           1.406
Second Quarter                         2.375                           1.500
Third Quarter                            2.000                           0.625
Fourth Quarter                          1.125                           0.438

1994                                          High                           Low
First Quarter                              4.500                          3.000
Second Quarter                          3.563                         2.750
Third Quarter                             3.375                         2.500
Fourth Quarter                           5.875                         2.939

     As of December 31, 1995, the Company had approximately 1,600 stockholders of record. The
Company has not paid, nor does it have present plans to pay, cash dividends on its Common
Stock. The Board of Directors intends to retain all earnings, if any , for use in the business.

Directors and Executive Officers of the Registrant.

Directors and Executive Officers

     The officers and directors of the Company at December 31, 1995 were as follows:

Name
Age
Position with the Company

James W. France, Jr.
48
Director, and Chairman, President and Chief Executive Officer

Philip A. Schlosser, Ph.D.
53
Director, and Executive Vice President-Research and Development, and Secretary

Edward Palmer
53
Vice President and Chief Information Officer

Frederick A. Niebauer
46
Treasurer

J. Vance Holloway
58
Director, and President and Chief Operating Officer of Scriptel Corporation

Dennis Leukart
55
President of Ampsco Corporation

Thomas J. Leukart
49
Director, and Vice President of the Company

Bernard Eckstein
58
Director

Kevin Woodbridge
34
Director

     The following sets forth information concerning the principal occupations of each of the officers and directors of the Company for the last five years:

     James W. France, Jr. has been President, Chief Executive Officer and Director of the Company since 1987. Mr. France became Chairman of the Board of Director's in December 1993 following the retirement of the former Chairman.

     Philip A. Schlosser, Ph.D. is Executive Vice President - Research and Development and
Secretary of the Company. Dr. Schlosser is one of Scriptel's founders and has been a Director of the Company since its inception in 1982. He is the inventor or co-inventor of twenty-one U.S.
and foreign patented technologies, including some issued to the Company on its digitizer products.

     Edward Palmer has been a Vice President and Chief Information Officer of the Company since
January 1994. Prior to joining the Company, Mr. Palmer was Director of Marketing for the U.S.
Group of AT&T Global Information Systems (Formerly NCR Corp.) for more than five years.

     Frederick A. Niebauer was appointed Treasurer of the Company on October 27, 1994. From
September 1993 to the time he joined the Company in September 1994, Mr. Niebauer was a self-employed financial consultant. From April 1987 until September 1993, Mr. Niebauer served as a
Director of Financial Reporting for Ranco Incorporated, a large, privately-owned, international manufacturer.

     J. Vance Holloway has been President and Chief Operating Officer of Scriptel since May 1993 and a Director of the Company since May 1994. Prior to joining the Company, Mr. Holloway was employed for more than five years by NCR Corporation holding his most recent position as
Consulting Director, Strategic Planning of Workstation Products Division.

     Dennis Leukart has been President of Ampsco since September 1994, and was previously Vice
President of Sales and Vice President of the Machine Division of Ampsco for more than five years. He is the brother of Thomas J. Leukart, a Director and Vice President of the Company, and the father-in-law of James W. France, Jr., Chairman, President and Chief Executive Officer of the Company. Dennis Leukart resigned his employment contract with the Company on April 4,
1996.

     Thomas J. Leukart has been a Director since May 1989. He has been a Vice President of the
Company since September 1994 and was previously President of Ampsco for more than five years. On April 4, 1996, Thomas Leukart resigned from the Board of Directors and also resigned from his employment agreement with the Company.

     Bernard Eckstein has been a Director since January 1992. Since October 1995, Mr. Eckstein has been a self employed financial consultant. Prior to that he was treasurer for more than five years of Qualstan Corporation.

     Kevin Woodbridge, age 34, has been a Director of the Company since June 1995. He operates
Woodbridge & Associates, a financial public relations firm located in Newport Beach, California.
Mr. Woodbridge has been providing financial public relations services to the Company since 1993 and, under his contract, has the right to appoint a Director of the Company. Prior to forming
Woodbridge & Associates, Mr. Woodbridge was Senior Vice President, Investment Banking for
Cruttenden & Company in Newport Beach, California.

SELECTED FINANCIAL DATA

Scriptel Holding, Inc. and Subsidiaries
Year Ended December 31,

(Dollars in thousands
except per share data)                     1995             1994
1993            1992             1991

Total Revenues                               $431             $383
$950           $552             $432

(Loss) from continuing
    operations                               (14,194)       (16,225)
(2,588)       (3,639)          (2,361)
(Loss) from discontinued
     operations                                   (955)           (705)
    (856)          (279)              --
(Loss) before
    extraordinary item                   (15,149)        (16,930)
(3,444)         (3,918)         (2,361)
Extraordinary item-debt
    conversion                                    --                  --
           --               (222)              --
Net (loss)                                    (15,149)        (16,930)
(3,444)         (4,140)         (2,361)
Loss per share of common
    stock:
(Loss) from continuing
    operations                                   (0.81)           (1.27)
   (0.32)          (0.58)           (1.54)
(Loss) from discontinued
     operations                                  (0.05)            (0.05)
   (0.10)          (0.05)               --
(Loss) before
    extraordinary item                       (0.86)            (1.32)
(0.42)          (0.63)            (1.54)
Extraordinary item                             --                   --
      --               (0.03)               --
Net (loss) per share                         (0.86)             (1.32)
(0.42)         (0.66)            (1.54)

Long term debt                               1,000                   44
     665            360              1,260

     No dividends were paid in any year. Ampsco was acquired on September 30, 1992 and disposed of on April 4, 1996; Coloray was acquired on April 11, 1994. Results of operations of
Ampsco are included as discontinued operations in the consolidated selected financial data.
Results of operations of Coloray are included in the consolidated selected financial data from date of acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

     The Company has been in the research, development, and ultimately the licensing business of pen-based computing products for over ten years, through its wholly owned subsidiary, Scriptel.
However, the marketplace has only recently begun focusing on and identifying broad based applications for pen-based computers, an area in which the Company views its proprietary technology as critical and in which management considers Scriptel primarily an early stage company. As the market continues to develop and pen-based applications become more common,
Scriptel's focus is expected to shift from one principally based on the development of pen-based computer components to commercialization of these products. Based on current marketing forecasts of original equipment manufacturers ("OEM") and licensee shipments and, in part, upon the growth forecasted by industry experts for the pen-based computer markets, management believes Scriptel will experience revenue growth associated with its pen-based operating activities commencing in late 1996. Due to the anticipated cost associated with the completion of the research and development of the Company's products, management cannot predict when the
Company will achieve profitable operations on a consolidated basis.

     Management believes that Scriptel's electrostatic system is the most viable technology currently available for electronic ink applications. All the other known technologies have either functionality or cost penalties that render them non-competitive versus Scriptel's patented electrostatic coupling technology. There are some approaches that could result in a next generation system, but they are in the early stages of research and development. Scriptel is aware of these and is currently spending research and development money to develop a next generation replacement for its current technology. It is estimated that the current electrostatic system will be highly competitive for the next four to five years.

     There are two main sources of the Company's revenue; (i) royalty income from licensees of the
Company's patented technologies, and, (ii) sale of the Company's products directly to OEM's or through resellers to end users. As the pen-based computer market experiences its anticipated growth, it is anticipated that revenues from royalties and direct sales to OEM's will be the principal source of total revenue of the Company. Additionally, Scriptel anticipates its development of proprietary products for the mobile communications markets will generate some future revenues.

     Scriptel's ability to meet its revenue projections and be a major player in the pen-based computer market will depend on the success of the cordless digital pen development effort. This system, currently being jointly developed by Scriptel and Symbios Logic has incurred technical delays. At this time, the problems that caused the delays appear to be solved.
 The integrated
circuit that is the heart of the system has been fabricated and is currently being tested. The
Company must continue to expend significant resources to bring this technology to market to produce revenues. Although further delays are not expected and anticipated resources are expected to be available to bring the technology to market, no assurance can be given.

     On April 11, 1994 the Company completed its previously announced acquisition of a majority of the outstanding shares of Coloray, a company engaged principally in researching and developing flat-panel field emission displays (FEDs) for use in conjunction with computers and other sophisticated electronic applications.  The acquisition is outlined in
Note 15 to the
consolidated financial statements.    Although management believes expanded
growth of Coloray
is desirable, it believes that the Company cannot continue to fund research and development for
Coloray, and overall returns to stockholders will be higher by concentrating its limited financial resources on the pen computer market. This is one of the reasons that in March 1996, the
Company decided to close down its Coloray operation. This is more fully described in Note 16 in the accompanying consolidated financial statements.

     During 1995 and 1996, management reevaluated the cost structure of Ampsco. Certain aspects of Ampsco's business activities require significant capital, labor and management commitment to compete effectively. In 1994, the Company decided that it would no longer supply the capital needed for Ampsco's highway contracting division. This division was sold in
April 1994. Ampsco requires some major repairs and maintenance to its roof and equipment, and has a need for additional equipment in order to remain competitive and become profitable. In late
1995, the Company determined that it could not fund the required repairs and capital improvements. Because of this, and to cut the ongoing losses of Ampsco, the Company sold the remaining machining division of Ampsco on April 4, 1996. See Note 18. Ampsco has been reported as a discontinued operation in the accompanying financial statements.

Results of Operations for the three years ended December 31, 1995

     The consolidated statements of operations for the Company and its subsidiaries include the results of operations for Coloray since date of acquisition in April 1994.

                                      1995                  1994
     1993

Sales                        $ 230,000            $ 205,000             $
378,000

Licensing and
development fees         201,000               178,000               572,000

Total revenues          $ 431,000            $ 383,000             $ 950,000

Percent change from
the prior year                   12.5%              (59.7%)
72.1%

       The Company operates as a single business segment, providing computer peripheral equipment to OEMs. Revenues have trended slightly downward in this segment, except for 1993 where the Company had $500,000 of licensing revenues. The decline in revenues in this segment was primarily a result of de-emphasizing Scriptel's peripheral digitizer product in preparation for new products for the pen-based computer market. Management expects computer peripheral revenues to remain at relatively low levels until the fourth quarter of 1996 or first quarter of 1997 when shipments to large OEM customers are expected to increase. The $500,000 of licensing fee revenues in 1993 resulted from the expiration of license conversion rights relating to an OEM customer of Scriptel. Development fees in 1994 and 1995 stemmed from partial funding of
Coloray development efforts by outside companies.

                                                1995                1994
           1993
Cost of Sales                       $360,000           $615,000
$581,000
Percent change
from the prior year                (41.5%)                  5.9%
(31.3%)

     Since Scriptel's activities have been principally oriented to research and development, deficit gross margins are generated due to the unabsorbed burden caused by the minimal level of manufacturing volume and the direct costs of excess capacity. In addition, Scriptel recorded charges for scrap and obsolete inventories in 1993, 1994 and 1995 as a result of de-emphasizing its former digitizer products.

                                                                        1995
               1994                   1993
General and administrative expenses           $3,708,000          $6,809,000
     $1,627,000

Sales and marketing expenses                          258,000
320,000              548,000

Research and development expenses             5,117,000            7,368,000
           609,000

     General and administrative expenses decreased slightly in 1993. In 1994, general and administrative expenses increased substantially. This increase was due principally to addition to the Company's management, increased use of outside consultants, and the inclusion of the general and administrative expenses of Coloray for the period since acquisition.
During late 1993 and
early 1994, the Company substantially broadened its executive and supporting staffs to meet the increased management demands related to the anticipated acquisition of Coloray and the anticipated emergence of the pen-based computing market place. During this period, the
Company added several senior officers and supporting staffs. The Company also increased its use of outside consultants in this period to hire the staff, evaluate the Company's products and its competitors' products, and to perform financial public relations services. Certain members of management and certain outside consultants received compensatory stock options to attract them to the Company or to pay for their services. The fair value of the stock options at the date of issuance, $180,000 in 1995 and $2,001,000, in 1994 was expensed when all restrictions had lapsed. The Company lowered its general and administrative expenses in 1995 by reducing staff at Coloray and Scriptel, and reducing use of consultants.

     Sales and marketing expenses have been reduced in 1993, 1994 and 1995.

     Research and development expenses have increased significantly since 1992. The Company expanded its development efforts in pen-based computer technologies and, in 1994 with the
Coloray acquisition, entered FED research. Management anticipates that such costs will continue for Scriptel. Research and development expenses also include unfunded costs of research agreements with Xetron (by Scriptel) and SRI (by Coloray), and Cooperative Research and
Development Agreements (by Coloray) (See Note 14). Cash payments on research and development will increase, as the Company funds these research agreement obligations.
Approximately $3,357,000 of the costs associated with the acquisition of Coloray in 1994 related to purchased research and development projects in progress which were charged to expense at the date of acquisition. In 1995, the Company expensed $425,000 of fair value of stock options issued to research and development consultants.

                                                               1995
        1994                   1993
Other Expenses                                 $5,182,000            $1,418,000
         $173,000

     Other expenses include interest expense of $1,967,000, $1,261,000, and $197,000 in 1995,
1994, and 1993, respectively. Other expense also includes finance costs of $2,958,000 in 1995 and $636,000 in 1994. Interest expense increased due to higher levels of debt financing and, in
1995 and 1994, included $720,000 and $880,000, respectively, related to the value of options transferred to noteholders as an inducement for them to loan funds to the Company or as additional interest compensation. Finance expenses in 1994 related principally to the transfer of a
28.8% interest in Coloray to the noteholders who financed part of the acquisition. (See Note 15 to the accompanying financial statements). Finance expenses in 1995 included $720,000 in value of stock options surrendered as compensation on new financing, and $2,256,000 as the difference in value at the date of the transaction or at the date of conversion between conversion prices on debentures and notes issued in 1995 and the market price of the Company's common shares.

     Income from minority interest of $65,000 in 1995 and $517,000 in 1994 represents the portion of the net loss of Coloray from the date of acquisition through year end that is allocable to the minority stockholders of Coloray. Early in 1995, minority interest was reduced to zero; therefore, during the remainder of 1995 and going forward, the Company will incur 100% of the losses of
Coloray in its consolidated income statement.

     In 1995 the Company sold Ampsco's land and buildings to a related party (see Note 7) and issued 700,000 warrants to the buyer of the property as part of the sale. The value of the warrants, $350,000, is the primary component of the loss on sale of assets of $323,000 in 1995.

                                                                       1995
               1994                     1993
Discontinued operations:

     Loss from operation of  Ampsco          $(507,000)          $(705,000)
          $(856,000)

     Loss on disposal of Ampsco                   (448,000)
- - - - -----                        -----

Total loss from discontinued operations     $(955,000)          $(705,000)
        $(856,000)

      Ampsco has had continuing losses from operations since acquisition, and at December 31,
1995 had an accumulated deficit in stockholders equity of approximately $2.2 million. The
Company determined that it could not fund the required repairs and capital improvements needed for Ampsco to remain competitive and become profitable. Because of this, and to cut the ongoing losses and to focus the Company on the computer peripheral segment, in April 1996 the Company sold all of the Common Stock of Ampsco to a related party. See Note 18 to the accompanying consolidated financial statements for a more complete description of the transaction.

     The Company has treated the sale as a discontinued operation. Consequently, Ampsco's results are excluded from the accompanying balance sheet at December 31, 1995 and from the loss from continuing operations shown on the accompanying statements of operations for 1995,
1994 and 1993. The Company has recorded a loss of $448,000 on the disposal of Ampsco.

     Ampsco's sales were $1,827,000 in 1995, $1,841,000 in 1994, and $4,230,000 in 1993.
Ampsco's construction division, with sales of $2,310,000 in 1993, was sold in early 1994. The losses from operations shown above exclude Ampsco's interest expense of $195,000 in 1995 and
$88,000 in 1994 on intercompany debt from Scriptel. The loss from operations includes a net loss of $287,000 on the sale of Ampsco assets in 1995.

     The Company is contractually obligated on certain of Ampsco's notes payable. The creditor has obtained a judgment against the Company on this debt. Management estimates that it is improbable that Ampsco could pay the creditor or repay Scriptel if Scriptel is forced to pay the creditor. The Company has recorded a loss on disposal of Ampsco of $450,000 to recognize the full contractual obligation. The Company is also negotiating with the creditor to settle the debt for a reduced amount.

     As part of the agreement to sell the Common Stock of Ampsco, the Company contributed its
$2.2 million intercompany receivable from Ampsco to the capital of Ampsco. This resulted in almost complete liquidation of Ampsco's stockholders deficit, and the buyer assumed the remaining $22,000 of net liabilities of Ampsco.

     The Company recorded this assumption of net liabilities as a reduction of the loss on disposal at December 31, 1995. The Company also recorded a loss of $20,000 at December 31, 1995 for the anticipated loss from operations of Ampsco until the disposal date in April.

 Liquidity and Capital Resources

     The Company has funded its operations primarily through the sale of Common Stock, the issuance of debt instruments with Common Stock conversion features, and private, institutional and bank financing. As of December 31, 1995, the Company's stockholders had paid or surrendered in value $40,495,000 (which is net of $140,000 of notes receivable from stockholders) to acquire 21,058,217 shares of Common Stock. In addition, $5,741,000 of notes payable and debentures were outstanding as of December 31, 1995, and accrued interest on notes was $855,000 at that date. From inception of the Company through December 31, 1995, the
Company has incurred an accumulated deficit of $50,558,000.

     The Company had current liabilities in excess of current assets of approximately $10,404,000 at December 31, 1995 (approximately $6,936,000 at December 31, 1994). This has occurred due to cumulative operating losses being financed by the issuance of notes payable and lines of credit.
Also at December 31, 1995 the Company had approximately $1,400,000 of trade payables more than 60 days past due. Proceeds from financing activities (net of payments) totalled approximately $5,372,000 for the year ended December 31, 1995, (approximately $6,967,000 for the year ended December 31, 1994). Funds received from financing activities were used to fund operating losses and other operating activities of approximately $5,665,000 for the year ended
December 31, 1995 (approximately $7,838,000 for the year ended December 31,
1994).

     In 1995, the Company engaged in several major debt and equity securities sales. These are outlined in Notes 6 and 7 to the accompanying consolidated financial statements.

     Additional debt and equity transactions have occurred to date in 1996. (See Note 16 to the consolidated financial statements). Management believes that these recently concluded private placements of debt and equity securities are not sufficient to finance the Company's planned operating, development and capital expenditures for 1996 and to repay defaulted indebtedness.
Management has cut back on operating and development activities, and anticipates further reductions. Management also intends to seek additional financing through other private placements of debt, convertible debt and / or Common Stock to fund such activities. Efforts are underway to close Coloray and form a consortium to continue Coloray's research.

     The Company's total committed shares approximated the total authorized shares of the
Company at December 31, 1995 (see Note 7). If all options outstanding at December 31, 1995 were exercised at their contract prices, proceeds would be approximately $27,498,000. If all warrants outstanding at December 31, 1995 were exercised at their contract prices, proceeds would be approximately $17,627,000. If all convertible debt and accrued interest outstanding at
December 31, 1995 were converted, equity would increase by $2,780,000. Management intends to seek approval from the stockholders, at the next stockholders meeting, for a substantial increase in the authorized shares. Approximately 8,900,000 of any increase in authorized shares have already been committed (see Note 7).

     There can be no assurance that the stockholders will approve an increase in the authorized shares, nor that such shares could be sold if authorized, nor that the proceeds from such sales or other financing activities will be sufficient to fund operating activities and repayment of defaulted indebtedness. If funds received are insufficient, then the Company's ability to continue as a going concern could be adversely affected, and the Company may have to liquidate.

     Management believes that Scriptel will experience revenue growth associated with its pen-based operating activities commencing in late 1996 or early 1997, and anticipates that this revenue growth will provide for Scriptel's working capital needs on an ongoing basis after 1996.

     The Company's independent accountants have included a paragraph in their report, stating that the Company's financial statements as of December 31, 1995 and for the periods then ended have been prepared assuming that the Company will continue as a going concern and that the
Company's recurring losses from operations, net working capital deficiency and need for immediate financing to fund operations raise substantial doubt about its ability to continue as a going concern. See Notes 1, 2 and 3.

Adoption of Accounting Standards

     The Financial Accounting Standards Board has issued Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes," which changes the method of accounting for deferred income taxes. The standard requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequence of events that have been recognized in the Company's consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. On January 1, 1993, the Company adopted SFAS No. 109, without any material effect on the consolidated financial statements, as the Company has significant net operating loss carryforwards.

     The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock
Compensation." The Company will adopt this statement in 1996. The approximate effects of adopting this statement on reported net loss and net loss per share are outlined in Note 17 to the consolidated financial statements.

Inflation and Economic Conditions

     Management believes that the effect of inflation on the Company's operations is not material.
The Company does not have long-term contracts requiring performance at fixed rates.
Accordingly, management believes it will be able to pass through to its customers most cost increases resulting from inflation.








                             AUDITOR OPINION


                       NORMAN, JONES, ENLOW & CO.



          Norman, Jones, Enlow & Co. have indicated that they are prepared to permit the use of their opinion on the financial statements to be included in the Annual Report to Stockholders.
      An opinion will accompany the Annual report included with the definitive proxy.





Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

December 31,
 1995                     1994

        ---------                ---------
Assets
Current assets:
     Cash and cash equivalents
$51,000               $31,000
     Trade accounts receivable, net of allowance
        for doubtful accounts of $3,000 in 1995
        and $52,000 in 1994
65,000                458,000
     Inventories
     2,000                194,000
     Assets held for sale
       --                 548,000
     Other current assets
2,000                   32,000

     ------------             ------------
          Total current assets
120,000              1,263,000

Property and equipment, net                                           947,000
            2,180,000
Patents, net
 184,000                 275,000
Deposits
 122,000                  141,000
Other assets
  88,000                  103,000

     ------------              ------------
          Total assets
$1,461,000              $3,962,000

 =========           =========


The accompanying notes are an integral part of the financial statements.



- - - - -continued-



















Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS, continued

December 31,
 1995                     1994

        ---------                ---------
Liabilities and Stockholder's Deficit
Current liabilities:
     Notes payable, short-term and current portion       $4,741,000
$5,115,000
     Accounts payable
1,681,000               1,234,000
     Accrued interest
855,000                  462,000
     Accrued loss on discontinued operations                     470,000
                   --
     Other accrued liabilities
2,777,000              1,388,000

   -------------           ---------------
         Total current liabilities
10,524,000               8,199,000

Notes payable, long-term                                              1,000,000
                  44,000
Notes payable, officers
     --                 107,000
Minority interest
        --                   65,000

Commitments and contingencies

Stockholders' deficit:
    Common stock, $0.10 par value,
      50,000,000 shares authorized: 21,058,217
      shares and 15,234,138 shares issued and
      outstanding at December 31, 1995 and
      1994, respectively
2,106,000             1,523,000
    Additional paid in capital
38,529,000           29,578,000
    Accumulated deficit
(50,558,000)         (35,409,000)
    Notes receivable - stockholders                                  (140,000)
            (145,000)

- - - - ---------------             -------------
         Total stockholders' deficit
(10,063,000)           (4,453,000)

- - - - -----------------         ----------------
          Total liabilities and stockholders' deficit           $1,461,000
       $3,962,000

==========          =========

The accompanying notes are an integral part of the financial statements.

Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,                                           1995
       1994               1993

- - - - ------------        ------------        -----------
Revenues:
     Sales
$230,000         $205,000        $378,000
     Licensing and development fees                          201,000
178,000          572,000

- - - - ------------      -------------      -------------
        Total revenues                                                 431,000
         383,000          950,000
Costs and expenses:
     Cost of sales
360,000           615,000          581,000
     General and administrative                               3,708,000
6,809,000       1,627,000
     Sales and marketing                                            258,000
      320,000          548,000
     Research and development                               5,117,000
7,368,000          609,000
     Write-down of investments                                           --
        78,000                    --

- - - - ------------       ------------         -----------
        Total costs and expenses                               9,443,000
15,190,000       3,365,000

- - - - ------------       ------------         -----------
        Loss from operations                                   (9,012,000)
(14,807,000)     (2,415,000)
Other expense (income):
     Interest expense                                               1,967,000
     1,261,000          197,000
     Finance charge                                                 2,958,000
        636,000                    --
     Other expense, net
- - - - --             70,000            29,000
     Sale of assets
323,000                     --                    --
     Interest income
(1,000)          (32,000)         (53,000)
     Minority interest
(65,000)        (517,000)                   --

- - - - ------------        ------------        -----------
        Total other expense                                       5,182,000
  1,418,000           173,000

- - - - ------------        ------------         -----------
        Loss from continuing operations                (14,194,000)
(16,225,000)     (2,588,000)

Discontinued operations:
     Loss from operations of Ampsco                       (507,000)
(705,000)        (856,000)
     Loss on disposal of Ampsco                              (448,000)
         --                     --

- - - - ------------       ------------         -----------
        Total loss from discontinued operations          (955,000)
(705,000)        (856,000)

- - - - ------------        ------------        -----------
        Net loss
($15,149,000) ($16,930,000)    ($3,444,000)
                                                                   ============
  =========     ==========
Loss per share of common stock:
     Continuing operations                                           ($0.81)
        ($1.27)            ($0.32)
     Discontinued operations                                          (0.05)
          (0.05)              (0.10)

- - - - ------------        ------------          -----------
        Net loss per share
($0.86)            ($1.32)           ($0.42)

  =====             =====          ======
Weighted average number of common shares
  used in computing net loss per share                  17,519,171
12,785,243        8,110,281

=========   =========     ========
The accompanying notes are an integral part of the financial statements.



Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,                                           1995
         1994                  1993

   --------             ---------             ----------
Cash flows from operating activites:
Net loss
($15,149,000)     ($16,930,000)      ($3,444,000)
 Adjustments to reconcile net loss to cash
  used in operating activities:
  Depreciation and amortization                               690,000
   532,000              408,000
  Non-cash compensation                                         677,000
  2,180,000                13,000
  Non-cash interest expense                                   1,282,000
     880,000                       --
  Inventory reserves                                                    20,000
             60,000                34,000
  Write down of investments                                              --
           78,000                       --
  Loss on disposal of assets                                       610,000
         89,000               32,000
  Acquired research and development expense                    --
3,357,000                      --
  Non-cash finance charge                                      2,695,000
     582,000                       --
  Minority interest in subsidiary loss                           (65,000)
   (517,000)                      --
  Deferred licensing fees
- - - - --                       --             (485,000)
  Changes in certain assets and liabilities:
    Trade accounts receivable                                    115,000
     505,000             (406,000)
    Inventories
122,000             136,000                90,000
    Deposits and other assets                                       26,000
        (41,000)             (51,000)
    Accounts payable                                                 696,000
         361,000             (144,000)
    Accrued interest                                                   611,000
             62,000              168,000
    Accrued loss on discontinued operations              444,000
       --                        --
    Other accrued liabilities                                     1,557,000
        828,000               (46,000)

- - - - -------------          ------------           -------------
        Net cash used in operating activities             (5,669,000)
(7,838,000)          (3,831,000)

Cash flows from investing activities:
    Acquisition of Coloray Display Corporation                  --
(580,000)            (877,000)
    Notes and advances receivable from related parties        --
      --                 22,000
    Purchase of investments                                                --
          (125,000)                      --
    Sale (purchase) of restricted short-term investment        --
992,000             (992,000)
    Purchase of property and equipment                   (420,000)
(280,000)           (119,000)
    Disposal of property and equipment                     211,000
113,000                       --
    Disposal of assets held for sale                             548,000
     346,000                        --
    Purchase of patents                                               (22,000)
            (4,000)             (59,000)

- - - - ------------          ------------        -------------
        Net cash provided by (used in)
         investing activities                                           317,000
             462,000         (2,025,000)



                                                        -continued-

The accompanying notes are an integral part of the financial statements.

Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

Years ended December 31,                                           1995
         1994                  1993

   --------             ---------           ----------
Cash flows from financing activities:
    Proceeds from notes payable                             5,398,000
4,021,000          2,177,000
    Repayment of notes payable                            (1,209,000)
(3,536,000)           (579,000)
    Proceeds from the issuance of stock                  1,153,000
6,413,000           4,592,000
    Receipt of short swing profits from
      related parties, and other                                      30,000
            69,000                      --


- - - - -------------          --------------        -------------
        Net cash provided by financing activities       5,372,000
6,967,000           6,190,000

- - - - --------------       ---------------        --------------
Increase (decrease) in cash and  cash equivalents       20,000
(409,000)            334,000

Cash and cash equivalents, at the beginning
   of the year
31,000               440,000             106,000

- - - - -----------           ------------             ----------
Cash and cash equivalents, at the end of the year      $51,000
$31,000            $440,000

========         ========         ========


Supplemental disclosures of cash flow information:
     Cash paid during the year for interest                $137,000
$413,000            $418,000

=========         ========         ========

Supplemental schedule for non-cash financing and investing activities:
  Debt conversion and use of debt to exercise options and warrants:
    Decrease in notes payable                                $3,142,000
  $111,000              $56,000
    Decrease in accounts payable                                 85,000
       15,000               73,000
    Decrease in accrued interest                                 125,000
          8,000                      --
    Increase in common stock                                   (467,000)
       (5,000)              (8,000)
    Increase in additional paid-in-capital                 (2,885,000)
 (129,000)           (121,000)

- - - - -----------           ------------             ----------
      Net effect on cash
$0                      $0                       $0

  =====               =====            =======
  Acquisition of Coloray Display Corporation:
    Increase in property and equipment
  $1,416,000
    Increase in patents
                 197,000
    Increase in common stock
         (125,000)
    Increase in additional paid-in-capital, including the value of
      1,640,000 options issued for the Coloray acquisition
(3,387,000)
    Research and development expense
 1,899,000

                       ------------
      Net effect on cash
                         $0

                            =====

The accompanying notes are an integral part of the financial statements.
- - - - -continued-
 Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

In 1994, the Company transferred 28.8% of Coloray's common stock to two major stockholders of the Company in partial consideration for loans from those stockholders to finance part of the acquisition of Coloray. The Company recognized a minority interest in Coloray of $582,000 and also recognized a non-cash finance charge of $582,000 related to this transfer.

 In 1994, the Company issued a note payable of $105,000 to purchase machinery and equipment, and the Company issued a note payable of $399,000 to a supplier to settle the accounts payable with that supplier. In 1995, the Company issued a note payable of $37,000 to a supplier to settle the accounts payable with that supplier.

In 1994, the Company issued compensatory stock, stock options and warrants as follows:
 300,000 warrants on sales of common stock (no value assigned), 680,000 options on debt financings (value of $317,000 treated as interest expense), 7,000 shares of stock and 2,655,050 options as compensation to officers, directors and consultants (value of $1,921,000 treated as administrative expense). In 1995, the Company issued compensatory stock, stock options, and warrants as follows: 170,000 shares of stock, 7,000 options and 2,818,656 warrants as additional compensation to debt holders (value of $438,000 treated as finance charge and value of $1,282,000 treated as interest expense); 40,000 shares of stock, 4,191,450 options and 94,610 warrants as compensation to officers, directors and consultants (value of $252,000 treated as administrative expense and value of $425,000 treated as research and development expense); and
700,000 warrants to the buyer of Ampsco's land and buildings (value of $350,000 treated as other expense).

In 1994, options to purchase a total of 1,218,200 shares of common stock were transferred from an officer of the Company to note holders as an inducement to loan funds (options for 1,078,200 shares) and to a consultant for services rendered (options for 140,000 shares).
See Notes 4 and 7. These options were valued at $563,000 treated as interest expense, and
$104,000 treated as administrative expense, respectively.

The accompanying notes are an integral part of the financial statements.



Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

Years ended December 31, 1993, 1994, and 1995

                                                 Additional

Common             Common               Paid-in

  Shares                  Stock               Capital

  --------              ----------           ----- -----
Balance, December 31, 1992                                 7,571,383
$757,000       $12,588,000
Sale of common stock, net                                    2,845,039
    285,000           4,091,000
Conversion of convertible notes and accounts
   payable to common stock                                        77,317
         8,000              121,000
Exercise of warrants for common stock                      51,980
  5,000                68,000
Exercise of options for common stock                        84,919
   8,000              135,000
Stock issued for consulting services                             7,500
        1,000                12,000
Collection on notes receivable from stockholders
Net loss

- - - - -----------             -----------           -----------
Balance, December 31, 1993                               10,638,138
1,064,000         17,015,000
Sale of common stock, net                                    2,200,311
    220,000           4,371,000
Stock and options issued in the acquisition
  of Coloray                                                          1,254,131
              125,000           3,387,000
Stock options issued to debt holders, employees,
 and consultants
- - - - --                         --            2,881,000
Conversion of convertible notes and accounts
  payable to common stock                                        52,747
         5,000              129,000
Exercise of warrants for common stock, less 795 shares
  received in partial payment and cancelled                 42,634
    4,000                64,000
Exercise of options for common stock                  1,039,177
104,000           1,650,000
Stock issued for services                                             7,000
              1,000                23,000
Return of short swing profits                                             --
                     --                58,000
Collections on notes receivable from stockholders
Net loss

- - - - -----------               ---------            -----------
Balance, December 31, 1994                               15,234,138
1,523,000         29,578,000
Stock or options issued to debt holders,
 employees, and consultants                                     211,000
       21,000           2,426,000
Conversion of convertible debentures, convertible notes
 and accounts payable to common stock                4,269,671
428,000           5,231,000
Exercise of warrants for common stock                   870,122
87,000             759,000
Exercise of options for common stock                     473,286
47,000              510,000
Return of short swing profits                                             --
                   --                 30,000
Write off on notes receivable from stockholders               --
        --                  (5,000)
Net loss

- - - - -----------              -----------           -----------
Balance, December 31, 1995                               21,058,217
$2,106,000       $38,529,000

==========         ========         ========
The accompanying notes are an integral part of the financial statements. - continued-

Scriptel Holding, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT, continued

Years ended December 31, 1993, 1994, and 1995

                              Notes                  Total

Accumulated          Receivable      Stockholders'

  Deficit       Stockholders                Deficit

- - - - -----------       ---------------        --------------
Balance, December 31, 1992                            ($15,035,000)
($177,000)       ($1,867,000)
Sale of common stock, net
                                  4,376,000
Conversion of convertible notes and
  accounts payableto common stock
                               129,000
Exercise of warrants for common stock
                               73,000
Exercise of options for common stock
                              143,000
Stock issued for consulting services
                                    13,000
Collection on notes receivable from stockholders
  21,000               21,000
Net loss
(3,444,000)                                   (3,444,000)

- - - - --------------             -----------          -----------
Balance, December 31, 1993                              (18,479,000)
(156,000)           (556,000)
Sale of common stock, net
                                  4,591,000
Stock and options issued in the acquisition of Coloray
                      3,512,000
Stock options issued to debt holders, employees,
 and consultants
                                         2,881,000
Conversion of convertible notes and accounts
 payable to common stock
                                    134,000
Exercise of warrants for common stock, less 795 shares
  received in partial payment and cancelled
                                 68,000
Exercise of options for common stock
                            1,754,000
Stock issued for services
                                          24,000
Return of short swing profits
                                        58,000
Collections on notes receivable from stockholders
 11,000                11,000
Net loss
(16,930,000)                                 (16,930,000)

- - - - ----------------             -----------      --------------
Balance, December 31, 1994                              (35,409,000)
(145,000)        (4,453,000)
Stock or options issued to debt holders,
   employees, and consultants
                                  2,447,000
Conversion of convertible debentures, convertible
 notes and accounts payable to common stock
                       5,659,000
Exercise of warrants for common stock
                              846,000
Exercise of options for common stock
                               557,000
Return of short swing profits
                                        30,000
Write off on notes receivable from stockholders
    5,000                         0
Net loss
(15,149,000)                                 (15,149,000)

- - - - ----------------             ------------     --------------
Balance, December 31, 1995                            ($50,558,000)
($140,000)      ($10,063,000)

==========          =========  ==========

The accompanying notes are an integral part of the financial statements.

Scriptel Holding, Inc.
and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GOING CONCERN BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of Scriptel Holding, Inc. and its wholly-owned subsidiaries, Scriptel Corporation ("Scriptel"), and Scriptel Communications Corp.
("Scriptcom"), and its majority-owned subsidiary, Coloray Display Corporation ("Coloray")
(collectively known as "the Company" ). Another wholly-owned subsidiary, Ampsco Corporation
("Ampsco") has been reported as a discontinued operation, and was sold in April 1996. (See Note
18). All significant intercompany transactions have been eliminated. The accounts of Coloray are included only for the period since its acquisition. (See Note 15).

     Scriptel has developed and licensed certain technology to various manufacturers and suppliers engaged in pen-based computer product development; however, Scriptel has not earned significant royalties to date. Scriptel's future revenue growth is partially dependent on royalties provided under these license agreements. Completion of certain research and development activities and further market development for Scriptel's products are necessary for the Company to achieve profitable operations.

     In early 1996, the Company sold its interest in Ampsco Corporation, and committed to shutting down Coloray. (See Notes 16 and 18 for a more complete description of these events).
If these efforts are successful, it will enable the Company to focus on its core Scriptel technology and Scriptel products.

     The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Scriptel Holding, Inc. and each of its subsidiaries have incurred recurring losses from operations and resulting cash flow problems since inception. Management's plan for meeting obligations as they come due is summarized below.

     At December 31, 1995, the Company was in default on approximately $2.4 million of its notes payable, and in arrears over 60 days on trade accounts payable totaling approximately
$1,400,000. In addition, $2,021,000 of notes payable were represented by demand cognovit notes at December 31, 1995. At December 31, 1995 the Company had a reported deficit in equity of $10,063,000. The Company is currently attempting to negotiate new terms with certain debt holders, as well as to seek the execution of conversion privileges on convertible notes. See
Notes 7 and 16 for a summary of the significant financing activities by the Company subsequent to
December 31, 1995.

     At December 31, 1995, the Company was a party to legal proceedings brought by several creditors. (See Note 3 for a summary of litigation issues.) Subsequent to December 31, 1995, several additional creditors took or threatened legal action against the Company to collect amounts due and payable. The Company has successfully deferred, for the present, legal action by other creditors and has made some partial payments on the amounts due.
There can be no
assurance, however, that the creditors will not hereafter seek other legal remedies.

     The Company must generate significant and sufficient additional working capital and restructure its debt obligations in order to continue as a going concern and meet its debt obligations as they come due. Management is seeking additional financing through public or private placements of debt, convertible debt and or Common Stock to fund its activities. There can be no assurance that the Company will be able to obtain such funds, that such funds obtained will be sufficient, or that the Company will be able to meet or restructure its debt obligations as they come due. If the funds are not received, management plans to cut back further on its planned research and development and capital expenditures, which could jeopardize the timing and ultimate completion of certain critical projects.

     If the Company is not successful with its current and future financing efforts, there is a substantial likelihood that it could not proceed as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. RISK OF LIQUIDATION (UNAUDITED):

     Due to the Company's history of operating losses and immediate need for additional capital, there is a risk that the Company will have to liquidate. Substantially all of the Company s assets, including patents, are pledged as collateral on certain of the Company s debt instruments. If the
Company were forced into liquidation, it is likely that all of the assets would be attached to settle the claims of secured creditors and none, except possibly the value of the patents, would be available to other security holders. If the Company were to liquidate, management estimates that the realizable value of the Company's property, equipment, and deposits would be substantially less than the carrying values of those assets at December 31, 1995, and the realizable value of the
Company's other assets would be less, but would not be materially different than the reported values for those assets at December 31, 1995. It is also management's estimate that the value of the Company's patents would be higher than their recorded value at December 31, 1995. The valuation of assets necessarily requires many estimates and assumptions. The actual value of assets if liquidation were to occur would depend on a variety of factors, including finding interested buyers, the timing of any sales, sales commissions and selling costs, operating losses incurred to the date of any sale, and the forced nature of the sale.
Management considered these
factors in developing its estimate of realizable values if liquidation were to occur. The Company has not had a current outside appraisal of the assets made because it is management's intention to continue to operate the Company on a going-concern basis. Management's estimate of realizable value on liquidation of property and equipment is approximately $400,000, compared to a carrying value at December 31, 1995 of $947,000. Excluding patents, for which an appraisal is not available and management is otherwise unable to reasonably estimate value, management's estimates of realizable value on liquidation of all assets is approximately $600,000, compared to a carrying value of all assets of $1,461,000 at December 31, 1995. At that date, the Company's recorded liabilities totaled approximately $11,524,000. The Company also has other contractual commitments. See Note 14.

3.  LEGAL PROCEEDINGS

     The Company is a defendant in several legal actions brought by creditors to collect amounts due, or brought by others.

     On September 6, 1995, a promissory note holder filed suit in the Circuit Court of Cook
County, Illinois, entitled Stimsonite Corporation vs. Scriptel Holding, Inc., for collection of principal, interest and other charges on a note. The total sought is approximately $450,000. The promissory note holder received a judgement against the Company in Illinois in November 1995, and domesticated the judgement against the Company in Ohio in February 1996. The Company is attempting to negotiate a resolution with the creditor.

     A former officer and director of the Company filed a suit against the Company in January 1996 in U. S. District Court for the Southern District of Ohio, entitled Nicholas G. Venetis vs. Scriptel
Corporation and Scriptel Holding, Inc. The individual alleges common fraud; securities fraud;
non-payment of payroll, severance, director bonus, and expenses; improper handling of COBRA benefits and disclosures; and other matters. He claims damages of approximately $100,000 and requests specified grants of options and punitive damages of $250,000. The Company intends to file a response to the suit to deny the allegations and to attempt to collect amounts due the
Company from the individual. The Company may work with the individual in an attempt to settle the suit.

     Three former officers of Coloray Display Corporation, a majority-owned subsidiary of the
Company, filed an action against Coloray and the Company on February 23, 1996 in Alameda
County Superior Court, Hayward, California, entitled Michael W. Blas, M. Kathy Vieth, and
Daniel J. Devine vs. Coloray Display Corporation and Scriptel Holding, Inc., alleging non-payment of amounts due them for payroll, severance, expense reports and other matters, and seeking damages totaling approximately $680,000. These individuals also sought and obtained in connection with this action an ex parte Temporary Protective Order prohibiting the transfer of the assets of Coloray and the assets of the Company located in California. Following a hearing on
March 28, 1996, the California court denied the plaintiffs' application for Writ of Attachment or
Temporary Protective Order. The Company intends to vigorously pursue this action, including the possibility of an action by the Company against each of the individuals.

     These individuals have also taken administrative action against Coloray through the California
Labor Board.

     A creditor filed suit against the Company in February 1996 in the Court of Common Pleas,
Franklin County, Ohio, entitled Financetech, Inc. vs. Scriptel Holding, Inc., for collection of a debt and accrued interest of approximately $580,000. The Company has filed a counterclaim against the creditor for amounts of royalty that the Company feels is due it from the creditor, and has requested the court to offset the note payable by the amount of royalty due. This action is pending.

     Several other creditors have filed suit against the Company and its subsidiaries, in various courts in Ohio and California, for payment of amounts due them. In addition, the Company has been informed that several other creditors may take such actions in the near future. The amount currently under suit in these actions totals less than $150,000.

     The landlord of Coloray has threatened to start eviction proceedings due to non-payment of rents totaling approximately $84,000.

     In January 1996 the State of Ohio issued a final claim against the Company for unpaid sales and use taxes of $41,000. These taxes are included in the Company's liabilities at December 31,
1994 and for all subsequent periods.

     The Internal Revenue Service has filed a payroll tax levy against the assets of Coloray Display
Corporation. In February 1996, the IRS attached $42,000 of funds held on deposit in Coloray's bank account, and obtained those funds. The Company and Coloray have agreed to pay the remaining $120,000 of payroll tax liability within 45 to 60 days from the end of February.

     Coloray has also received a personal property tax lien from Alameda County, California in the amount of approximately $23,000. In addition, Coloray has unpaid withheld state income taxes of approximately $20,000 which are subject to levy at any time.

     The Company has unpaid personal property, franchise, capital stock, workers compensation, and other taxes aggregating approximately $190,000. Such amounts may be subject to levy against Company assets. The Company intends to pay these taxes as funds become available.

     There can be no assurance that creditors will not hereafter seek other legal remedies.

4. SIGNIFICANT ACCOUNTING  POLICIES:

Cash and Cash Equivalents:

     The Company includes in cash and cash equivalents all highly liquid investments with maturities of three months or less upon acquisition. The Company's cash was held in two financial institutions at December 31, 1995.


Inventories:

      Inventories are stated at the lower of cost (first-in, first-out method) or market. Management conducts a general review of the adequacy of excess and obsolete inventory reserves on a quarterly basis. In performing obsolescence reviews, management considers, among other factors, changes in the Company's customer base, changes in its products, and technological obsolescence.

     The major components of inventory at December 31, 1995 (excluding Ampsco) and 1994 are as follows:

                                                        1995
        1994
Finished goods                              $       ---                     $
50,000

Work in process                                     ---
 41,000

Raw materials                                    2,000
253,000

Allowance for obsolescence                   ---
(150,000)
                                                     -----------
   ---------------
                                                        $2,000
     $194,000
                                                     =======
=========

Property and Equipment:

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. The detail of property and equipment at December 31, 1995 (excluding Ampsco) and 1994 is as follows:

                                                           1995
            1994

Land                                                $    ---
       $150,000

Buildings                                                ---
         334,000

Machinery and equipment                 1,051,000                     1,282,000

Furniture and fixtures                             86,000
103,000

Leasehold improvements                      627,000
797,000

Vehicles                                                  ----
         110,000
                                                      ---------------
     --------------
                                                         1,764,000
       2,776,000
Accumulated depreciation                   (817,000)
(596,000)
                                                      ---------------
      ---------------
                                                     $     947,000
      $2,180,000
                                                     =========
 =========

     Depreciation expense for the years ended December 31, 1995, 1994 and 1993, was $569,000,
$491,000, and $381,000, respectively.

Patents:

     The Company capitalizes costs incurred in acquiring patents. These assets are amortized using the straight-line method over their expected technological life, which is less than their 17 year legal life. Accumulated amortization at December 31, 1995 and 1994 was $310,000 and
$197,000, respectively, and amortization expense for the years ended December 31, 1995, 1994 and 1993 was $113,000, $41,000, and $28,000, respectively.

Revenue Recognition:

     Revenues from product sales are recognized when the goods are shipped.
The Company
periodically reviews the credit collection status of its customers and provides for potential losses.
Stock Issued to Employees:

     The Company maintains a stock option plan under which it is authorized to grant incentive stock options and non-qualified stock options to employees, directors and consultants. In addition, the Company has issued Common Stock and options and warrants to purchase Common
Stock to certain officers in recognition of services they have performed. The Company recognizes as compensation expense the amount, if any, of the fair value of the Common Stock or the difference between the estimated fair value of the underlying Common Stock at the measurement date and the option or warrant exercise price. The compensation expense is allocated to the periods in which the employees perform services. The estimated fair value of the
Common Stock is determined based on a subjective determination taking into consideration the
OTC Bulletin Board price, the limited market for freely tradable shares, prices of Common Stock, options and warrants negotiated with third parties in recent private placements, and the restricted nature of the shares issuable upon exercise of the options and warrants. ( See Notes 7, 8, and 9).

Options and Warrants:

     Options and warrants are considered to be outstanding only when the Board of Directors has formally approved their issuance.

Per Common Share Information:

     Net loss per common share is based on the weighted average number of common shares outstanding during the year. The effect on net loss per common share of the assumed exercise of stock options and warrants and conversions of convertible notes has not been considered as the effect would be antidilutive.

Reclassification:

     In order to conform with the 1995 presentation, certain 1994 and 1993 amounts have been reclassified.

5. INCOME TAXES:

     On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No.
109, "Accounting for Income Taxes," ("SFAS 109") which required a change from an income statement to a balance sheet approach for accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using current statutory tax rates. SFAS
109 also requires a valuation allowance against net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     The Company elected not to restate prior years' financial statements under the provisions of
SFAS 109 and determined that the cumulative effect of implementation was not significant as the
Company has incurred losses since inception. As of December 31, 1995, net deferred tax assets approximated $20,200,000 and related principally to net operating loss carryforwards of approximately $50,500,000, available to offset future taxable income, if any, through 2010. Net operating losses are subject to limitations under Section 382 of the Internal Revenue Code.
Approximately $5,200,000 of the total net operating loss carryforwards can only be utilized to
offset the separate company income of Coloray.   Due to the uncertainty
surrounding the
realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets have been fully offset by a valuation allowance.

6. NOTES PAYABLE AND DEBT CONVERSION:

     Notes payable as of December 31, 1995 and 1994 consist of the following:


                           1995                     1994

Convertible notes to individuals and
stockholders at prime rate plus 2% to 4%,
principal and interest convertible to common
shares at $1.69 to $3.50 per share; $1,156,000
and $908,000 past due at December 31, 1995
and 1994, respectively
       $1,156,000             $1,400,000

Demand notes payable to related parties, at
rates ranging from 10% to prime plus 4%;
$53,000 and $116,000 past due at December
31, 1995 and 1994, respectively
         53,000                   116,000

Promissory notes payable, 12%, due December
31, 1995.  See Note 7.
                  ----                     471,000

Notes payable to a corporation, $250,000 at
10% and $250,000 at 8%, quarterly principal
and interest payments ranging from $8,423 to
$10,495 due through November 1996, and the
unpaid balance due December 1996; in default
at December 31, 1995 and 1994
     500,000                  500,000

Demand notes payable to a major stockholder at
10% per annum to 40% of principal on demand
2,021,000                  873,000

Cognovit promissory notes payable, at prime
rate; in default at December 31, 1995 and 1994.
See Note 7.
                  569,000                1,103,000

Note payable on machinery purchases, monthly
payments, in default at December 31, 1995 and
1994.
                     104,000                      95,000

Demand notes payable to suppliers, 18%; in
default at December 31, 1995 and 1994.
    38,000                   449,000

Convertible debenture, 8%, due November
1998
                   1,000,000                        ----

Demand, secured, cognovit, convertible
promissory note, 10%
            300,000                        ----

Mortgages payable at interest rates ranging
from 9.75% to 11.75%
               ----                       44,000

Installment loans owed to stockholders and
others, at prime or rates ranging from 7% to
15.9%; in default at December 31, 1994.
       ----                      108,000

                    ---------------              ------------

                       5,741,000                5,159,000
        Less current portion
            4,741,000                5,115,000

                    ---------------               -----------
Non-current - payable 1998
  $   1,000,000               $   44,000

     The prime interest rate was 8.5% at December 31, 1995. Substantially all assets of the
Company are pledged as collateral for certain of the notes.

     During 1994, convertible notes, related accrued interest, and certain accounts payable, in the amounts of $111,000, $8,000, and $15,000, respectively were converted to Common Stock. The price associated with these conversions ranged from $1.00 to $2.62 per share. As a result of the conversions, 52,747 common shares were issued.

     During 1995, notes payable, related accrued interest, and certain accounts payable, in the amounts of $882,000, $82,000, and $34,000 respectively, were converted to Common Stock.
The price associated with these conversions ranged from $1.43 to $1.70 per share. As a result of the conversions, 726,077 common shares were issued. In 1995, an additional $260,000, $43,000, and $51,000 of notes payable, accrued interest, and accounts payable, respectively, were used as payment by holders to exercise options and warrants for a total of 393,249 shares.

     The Company has approximately $324,000 of interest accrued on convertible notes at
December 31, 1995, which is also convertible to Common Stock. This amount is payable on demand.

     The Company entered into a private placement to a foreign investor of $1,000,000 of convertible debentures in March 1995. Net proceeds of $900,000 were received on April 5,
1995, after payment of a finders fee and a consulting fee. Interest was 8%, payable at maturity.
The debentures would have matured in March 1998.  The conversion price floated.
 The March
debentures were converted into 1,385,281 shares in the third quarter of 1995. The Company has recorded a finance charge of $429,000 on the conversion equal to the difference between fair value of the shares issued and the conversion price at the date of conversion.

     The Company entered into a private placement to a foreign investor of $1,000,000 of convertible debentures in May 1995. Net proceeds were $880,000, after payment of finders fees and legal fees. The debentures would have matured in May 1998. Interest was 8%, payable at maturity. The conversion price floated. The May debentures were converted into 2,165,060 shares in the third quarter of 1995. The Company has recorded a finance charge of $475,000 on the conversion equal to the difference between fair value of the shares issued and the conversion price at the date of conversion. Effective June 15, 1995, in accordance with certain penalty provisions included in the agreement, the Company was required to issue to the foreign investor warrants to purchase 50,000 shares of Common Stock at a rate equal to the market price on the date of the conversion, and the Company is required to pay the investor $20,000 in penalties.

     Both the March and the May 1995 debenture issues were made in accordance with the provisions of Regulation S of the Securities Act of 1933, as amended. The shares acquired on the conversion of the debentures were exempted from registration under the provisions of Regulation
S, and were immediately tradeable.

     In November 1995 the Company issued a demand, secured, convertible promissory note to an affiliate of a major creditor and stockholder of the Company in exchange for proceeds of
$300,000. The note bears interest at 10% and the rate increases to 18% if the Company defaults on the note. The note and accrued interest are convertible into a maximum of 700,000 shares at
$0.50 per share. The market price of the Company's Common Stock on the date of the note was
$0.75 per share. In conjunction with this loan, the Company granted a security interest in all its receivables, inventories, equipment, patents and other assets, and an express pledge of the patents of Coloray. The Company recorded a finance charge of $131,000 in the fourth quarter of 1995 on this note, equal to the difference between fair value of the common shares on the date of the note and the conversion price implicit in the note.

     In November 1995 the Company entered into an agreement to issue $1,000,000 of convertible debentures to a foreign investor under the provisions of Regulation S promulgated by the
Securities and Exchange Commission. The debentures bear interest at 8% and mature in 1998.
The debentures are convertible into common shares at a floating rate subject to a minimum conversion price of $0.30 per share (equivalent to 3,333,334 shares) and a maximum conversion price of $0.45 per share (equivalent to 2,222,223 shares). The market price of the Company's
Common Stock on the date of issue of the debenture was $1.00 per share. The Company recorded a finance charge of $1,222,000 in the fourth quarter of 1995, equal to the difference between fair value of the Common Stock on the date of the debenture and the maximum conversion price of the debenture. Depending on the actual conversion price if and when the debenture is converted, the Company may have to record an additional finance charge. The
Company paid $58,000 and committed to issue 15,000 shares (value approximately $15,000) to financial consultants as closing costs on this debenture transaction. In addition, the Company expects to issue warrants to a financial consultant on this transaction to purchase common shares equal to 5% of the shares issued if and when the debenture is converted. Such warrants would expire in five years, the warrant price would be equal to 110% of the conversion price, and the warrants would have demand registration rights.


7. Common Stock AND Common Stock COMMITMENTS:

     The Company issued 40,000 shares in 1995 and 7,000 shares in 1994 to officers and directors for services rendered, and recorded compensation expense of $78,000 and $24,000, respectively.

     The Company entered into the following significant Common Stock transactions and made the following Common Stock commitments for the year ended December 31, 1995:

     The Company filed a registration statement in July 1994 which became effective in February
1995, and which expired March 31, 1995. The registration statement covered the registration of:
(a) up to 2,000,000 shares of Common Stock offered by the Company; (b) up to 17,303,780 shares of Common Stock to be sold by selling stockholders, 5,006,843 shares of which were already held by selling stockholders and 12,296,937 of which shares were issuable following exercise of certain outstanding options and warrants and conversion of outstanding convertible promissory notes; and (c) up to $556,000 of convertible promissory notes and Common Stock issuable upon conversion thereof, or cash plus accrued interest in rescission of convertible promissory notes purchased in a private offering during September, July, and August 1994. Due in part to a substantial decrease in the market value of the Company's Common Stock on the day of effectiveness, none of the shares offered by the Company were sold during the registration period. Of the 12,296,937 shares which could have been issued on exercise of options, warrants, or convertible debt by the selling stockholders, a total of 683,375 shares were actually issued.
The Company received proceeds of $798,000 in a combination of cash and reduction in notes payable from the exercises. This capital has been used to meet payroll and other immediate obligations. Of the $556,000 of convertible promissory notes, two noteholders elected to receive registered notes in the combined principal amount of $29,000, four noteholders used a total of
$46,000 of principal of notes to exercise warrants they owned, and the remaining noteholders elected or were deemed to have elected rescission of the notes for cash.

     In November 1994, a foreign investor entered into two stock subscription agreements to purchase a total of 3,000,000 shares of Common Stock of the Company at a purchase price of
$2.82 per share. Net proceeds to the Company from the initial 1,235,712 shares sold in
November 1994 were $2,250,000, which was net of all commissions and finders fees for both subscription agreements. The remaining 1,764,288 shares were to be sold in December. The foreign investor did not complete the purchase of the remaining shares and the Company cancelled this subscription agreement in 1995. The sale of shares to the foreign investor was made in accordance with the provisions of Regulation S promulgated by the SEC.

     Option and warrant holders exercised existing options and warrants at $1.00 to $1.69 per share, for a total of 901,694 common shares which includes those which were issued in the registration statement effective in the first quarter of 1995. Net cash proceeds from these exercises totaled $961,000.

     In May and June 1995, the Company converted otherwise non-convertible debt and accrued interest into 348,722 common shares at $1.43 per share. The Company also issued related warrants to purchase an additional 348,722 common shares at $1.69 per share. The warrants expire in the year 2000. The estimated fair value of the warrants, $160,000, was expensed as financing costs in the second quarter of 1995. The shares and warrants have piggyback registration rights.

     In September 1995, the Company converted certain debt and accrued interest into 292,001 common shares at $1.50 per share. The Company also issued to certain noteholders related warrants to purchase an additional 292,001 common shares at $1.50 per share and warrants (as compensation for delays in payment of principal and interest on certain notes) to purchase an additional 472,933 common shares at $2.00 per share. The warrants expire in the year 2000. The estimated fair value of the warrants, $438,000, was expensed as financing costs in the third quarter of 1995. The shares and warrants have piggyback registration rights.

     The Company issued warrants to a financial consultant to purchase 100,000 common shares at
$1.70 per share. The estimated fair value of the warrants, $46,000, has been treated as a finance charge in the third quarter of 1995. The Company issued warrants to purchase 94,610 common shares at $1.69 per share to a consultant in lieu of payment of a consulting bill (value of $44,000, treated as administrative expense.)

     In July 1995 the Company issued 170,000 shares and granted warrants to purchase 1,500,000 shares of Common Stock at $1.51 per share to a major stockholder and creditor of the Company.
These grants were made in recognition of bridge loans made by this stockholder to the Company over the last several years, voluntary transfers of options to investors during recent funding activities, and return of short-swing profits incurred to help the Company in its financing. The estimated value of the warrants, $750,000, and shares, $298,000, was expensed in the third quarter as interest expense.

     On July 27, 1995, the Board of Directors approved a sale effective June 30, 1995 of all real estate owned by Ampsco. The purchaser was an affiliate of a major stockholder and creditor of the Company, who also had a security interest in the property. The purchase price of $350,000 was received in two installments of $150,000 each, with the remaining $50,000 used by the purchaser to pay off existing mortgages on the property and for legal costs of the transaction. In addition, the Company granted the purchaser warrants to purchase 700,000 shares of Common
Stock at a price of $1.51 per share. Management estimates the value of warrants at $350,000
(treated as a loss on the sale of property). The book value of the land and buildings sold was
$626,000. The Company recorded a loss in the second quarter including the loss on the land and buildings (this was subsequently restated as discontinued operations of Ampsco), the value of the warrants, and the legal costs. Ampsco leased back the manufacturing facilities for a one year period until June 30, 1996 in a triple net lease at a monthly rental of $5,000.

     The Company granted warrants to purchase 55,000 shares of Common Stock at $0.81 per share to certain noteholders as compensation for delays in payment (value of $25,000 treated as interest expense).

     In July 1995, the Board of Directors approved a recommendation by the Compensation
Committee to grant the Company's chairman a combination of Common Stock and options to purchase Common Stock, based on his achievement of goals in his employment contract. Mr.
France received 40,000 shares of Common Stock (value of $78,000 treated as administrative expense) and options to purchase 400,000 shares of Common Stock at $1.74 per share, all per his contract. In addition, he received options to purchase 1,000,000 shares of Common Stock at
$1.74 per share to replace the compensation incentive inherent in the options Mr. France transferred to noteholders and consultants in 1994 at no benefit to him.

     The Company issued to employees, consultants and certain noteholders a total of 2,798,450 options to purchase common shares. These options were granted under existing agreements or as part of employment negotiations with certain employees. Option prices range from $0.63 to
$3.20 per share and expire at various dates from 1997 to 2000. Option values were $3,000 treated as interest expense, $137,000 treated as administrative expense, and $425,000 treated as research and development expense.

     The Company issued 21,104 common shares to vendors to convert the balance owed to the vendors at $1.50 to $1.70 per share. The shares have piggyback registration rights.

     Options and warrants to purchase 1,003,035 common shares at exercise prices ranging from
$0.75 to $3.00 per share have expired in 1995 without exercise.

     In December 1995, the Company offered a reduction in the purchase price for its outstanding options and warrants to $0.55 per share if the holders would exercise within a brief period of time. As a result of this offer, a total of 497,051 shares were issued upon exercise. Payment included $113,681 in cash and $159,697 from reduction of debt owed to the holders. All shares issued have piggyback registration rights. The cash was used for operating purposes.

     The Company is authorized to issue up to 50,000,000 shares of its Common Stock, par value
$.10 per share. Of these, the Company had the following outstanding or committed shares of
Common Stock at December 31, 1995:

Outstanding common shares at December 31, 1995
                 21,058,217
Commitments to issue common shares at December 31, 1995:
     Options  (See Note 8)
                                     13,263,936
     Warrants  (See Note 9)
                                    11,171,923
     Convertible debt and accrued interest (See Note 6)
                        1,535,208
November 1995 convertible debentures, at maximum conversion
     price (3,333,334 shares would be issuable at the minimum
     conversion price) (See Note 6)
                                   2,222,223
Shares to be issued to financial consultant as closing costs on the
     November 1995 convertible debentures (issued in April 1996)
                      15,000
Shares committed to be granted to employees, based on their
     respective salaries
                                               200,000
Warrants to be issued to financial consultant on the November
     1995 convertible debentures
                                        111,111
Options to officers, employees, directors and
       consultants  which have been committed in various
       agreements of the Company but not yet granted at December 31, 1995
              240,000

                                                    -------------
Total outstanding or committed common shares at December 31, 1995
        49,817,618

                                                   ========
     Subsequent to December 31, 1995, the Company had the following transactions in Common
Stock or Common Stock commitments:

* The Company issued 100,000 shares in January 1996 to a founder, director, and officer of the Company as additional compensation for his service since the Company was founded. The value of this stock, $75,000, was expensed in January 1996 when it was issued. In a related action, the Board of Directors authorized cancellation of all the notes and advances receivable from this individual. These receivables approximated $91,000, most of which had been fully reserved at December 31, 1994. All remaining amounts were expensed in December 1995.

* Options and warrant holders exercised existing options and warrants at $0.55 per share for a total of 46,917 common shares. Net cash proceeds from these exercises totaled $26,000. There was no change in total committed shares as a result of these exercises.

* The Company entered into two letter agreements between the Company, Standard Energy
Company, and Gerald S. Jacobs, an individual, which agreements are dated September 21, 1995 as amended February 29, 1996 (the "September Agreement"), and dated February 29, 1996 (the
"February Agreement"). The Company entered into a further agreement between the same parties, dated March 29, 1996 (the "March Agreement") which supersedes the September and
February Agreements. The March Agreement was ratified by the Company's Board of Directors on April 4, 1996. The September and February Agreements were included as exhibits to a Form
8-K Current Report dated September 21, 1995 and filed in March 1996. The March Agreement was included as an exhibit to a Form 8-K Current Report dated March 29, 1996 and filed in April
1996. Standard Energy Company and Gerald S. Jacobs are both major creditors and stockholders of the Company. Mr. Jacobs is the sole owner of Standard Energy Company.

     The Agreements, as amended in March 1996, compensate Mr. Jacobs as an individual for his help personally or through companies he owns or is affiliated with in providing debt financing to the Company over the last several years, patience in not demanding repayment of those loans and cooperation with other matters, and for relinquishing up to 1,000,000 currently owned options or warrants for cancellation so that the Company could use those authorized shares in its current financings. The Company will issue to Mr. Jacobs, or his nominee, warrants to purchase
3,600,000 common shares at a price of $0.75 per share, and which will expire six years after issuance. The Company will issue to Sonata Investment Company, Ltd. (the holder of the
$300,000 convertible notes issued in November 1995 - see Note 6) warrants to purchase
2,400,000 common shares at a price of $0.50 per share, and which will expire six years after issuance. The warrants to Mr. Jacobs and Sonata are contingent upon the Company having available authorized shares, which authorized shares shall be obtained from the first-expiring options or warrants or through approval by the Company's stockholders of additional authorized shares at any time in sufficient amount to cover this commitment, or both. The Company has agreed to use its best efforts to obtain the requisite shares.

     Mr. Jacobs has agreed to surrender up to a total of 1,000,000 options or warrants he currently owns, if the Company needs additional authorized shares to issue in its current financings. This is subject to the requirement that the Company must reissue those options or warrants when, as and if authorized shares are first available as set forth above. The new warrants would be exercisable at a price of $0.75 per share and would expire six years after issuance under these provisions. In
March 1996, the Company used 853,125 options of the 1,000,000 offered to provide part of the authorized shares on new issuances under the provisions of Regulation S (see below).

     This agreement also specifies that all options and warrants currently owned by Mr. Jacobs, and by Donna L. Sanger, a vice president of Standard Energy Company, will be reissued with a new expiration date of October 1, 2001 and with a new price of $1.00 per share. At December 31,
1995, Mr. Jacobs owned 2,190,000 warrants and 1,956,000 options at prices ranging from $1.51 to $2.62 per share and which expire at various dates through October 29, 2000. At December 31,
1995, Ms. Sanger owned 65,000 warrants and 63,500 options at prices ranging from $1.51 to
$2.50 per share and which expire at various dates through July 12, 2000. Mr. Jacobs reported the effects of the September Agreement in his Form 4 filed for the month of September 1995. The options and warrants were repriced and reissued as of February 29, 1996.

     The Company will record the estimated value of these transactions as additional interest expense on the loans. Management estimates the value of the reissuance of currently existing options with new pricing and expiration dates as approximately $2,013,000. This will be recorded in the first quarter of 1996, which is when the Directors of the Company approved the transaction. Mr. Jacobs subsequently relinquished 853,125 options of the 1,000,000 options or warrants he committed to relinquish (see below); if these are subsequently reissued, management estimates the additional value of the reissued options or warrants as approximately $200,000, assuming current market prices; because of the uncertainties relating to the availability of authorized shares, the actual value to be recorded is not known, and will be recorded only when this contingency is resolved. Management estimates the value of the 3,600,000 warrants to be issued to Mr. Jacobs as approximately $3,420,000 if issued now and assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued. Management estimates the value of the 2,400,000 warrants to be issued to Sonata Investment Company, Ltd. as approximately $2,712,000 if issued now and assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued.

* In March and April 1996, the Company entered into several agreements with foreign investors to purchase shares at $0.40 per share under the provisions of Regulation S promulgated by the Securities and Exchange Commission. A total of 2,425,000 shares were issued under these agreements. The market price of the Company's Common Stock on the dates of issuance was approximately $0.75 to $1.12. Cash proceeds were $970,000, less a total of $134,000 paid as finders fees and expenses. These proceeds were used to fund payrolls, audit and legal costs, and other operating expenses. In addition to the cash costs of closing, the Company committed to issue warrants to purchase common shares equal to 5% of the shares issued, at a price of $0.48, and which will expire five years after issuance. A total of 121,250 warrants have been committed.
Mr. Jacobs relinquished 853,125 of his options, (see above), Mr. Walter Krumm, another major creditor and stockholder relinquished 800,000 of his options with an exercise price of $1.69 to
$1.70 per share and expiring in 1988, and the Company's Chairman relinquished 800,000 of his options with an exercise price of $1.74 per share and expiring in July 2000, so that the Company would have enough authorized shares available to issue the new shares and warrants. As part of the agreements with these individuals, the Company agreed to reissue the surrendered instruments as warrants when, as and if Scriptel is first able to do so, but in no event later than when Scriptel stockholders approve an increase in the amount of authorized shares, at a price of $0.75 per share, and with an expiration date of six years after the date of any reissue under these provisions.
Scriptel also committed to use its best efforts to obtain stockholder approval of an increase in authorized shares. Kevin Woodbridge, a director, also relinquished 500,000 options (see below).

* In April 1996, the Company issued a total of 8,565 shares of Common Stock to settle
$8,738 of payables to two suppliers.

* In April 1996, the Company was successful in obtaining a one-year extension on four convertible notes payable totaling $71,000. The Company agreed to modify the conversion price from $1.69 per share to $0.55 per share. This transaction increased the authorized shares committed for conversion by 87,358 shares.

* In April 1996, the Board of Directors ratified the Company's prior agreement to issue
15,000 shares to a consultant for services rendered on a financing concluded in November 1995.
These shares had been included in committed shares as of December 31, 1995.

* The Company issued 100,000 options in January 1996 to Bernard Eckstein, a director, as compensation for his services in helping with year end activities. The options are exercisable at a price of $1.00 per share (the market price at the date of grant), and expire in January 2001.

* The Board of Directors approved in April 1996 a repricing and reissuance of all the options owned by Kevin Woodbridge, a director. This is additional compensation for his continuing to operate under a consulting contract with the Company without receiving his retainer fee for eight months, relinquishing part of his retainer and part of his stock options to obtain a release of a 1995 judgment against the Company on a cognovit note, and relinquishing 500,000 currently owned options for cancellation so that the Company could use those authorized shares in its current financings. At December 31, 1995, Mr. Woodbridge owned 845,797 options with exercise prices ranging from $1.43 to $2.00 per share and with expiration dates of 1996 to 2000.
All of his options will be reissued with a new expiration date of April 1, 2000 and with a new exercise price of $0.50 per share. Mr. Woodbridge also has rights to immediate registration of his options through an S-8 filing. If any of these options are relinquished and cancelled, the Company has agreed to reissue them at such time as the stockholders approve the authorization of additional shares.

     Management estimates the value of the reissuance of currently existing options with new pricing and expiration dates as approximately $967,000. This will be recorded in the second quarter of 1996, which is when the Directors of the Company (excluding Mr. France and Mr.
Woodbridge, who abstained) approved the transaction. If 500,000 of Mr. Woodbridge's options are relinquished and cancelled, and subsequently reissued, management estimates the additional value of the reissued options as approximately $50,000, assuming current market prices. Because of the uncertainties relating to the relinquishment of the options and the availability of authorized shares for reissue, the actual value to be recorded is not known, and will be recorded only when this contingency is resolved and the options are actually issued.

* In April 1996, the Board also extended relinquishment and reissue privileges (reissue at an exercise price of $0.75 per share and expiring six years after reissue) to employees and directors, and to CommTech International Management Corp., a major stockholder and option holder.
Exercise prices on options owned by these holders generally range from $2.00 to $3.00 per share.

     Considering the outstanding Common Stock and commitments at December 31, 1995, the aforementioned changes arising subsequent to that date and the current market price of the
Common Stock, the Company had 50,000,000 shares outstanding or committed at the date of the accompanying report from the independent accountants. Management will seek stockholder approval to increase the authorized shares at the next annual stockholders meeting.


8.  STOCK OPTIONS

     During 1993, 500,000 options were granted in partial consideration for services of an underwriter, 15,000 were granted under employment agreements, 300,000 were granted under consulting agreements, and approximately 1,580,000 were granted in conjunction with financing arrangements. See Notes 13 and 15. No expense or allocation of financing proceeds between debt and equity was recorded in connection with granting these options in 1993, due to immateriality.

     For the year ended December 31, 1994, the Company granted the following options to purchase one share of Common Stock:

* 1,485,000 options at prices ranging from $1.70 to $4.00 per share, expiring in 1997 through 1999, related to employment contracts.

* 140,000 options to non-employee directors at prices ranging from $2.25 to $3.00 per share, expiring in 1998 and 1999.

* 3,050,525 options at prices ranging from $2.25 to $2.97 per share, expiring in 1999, to employees under the employee stock option plan approved by stockholders at the May 12, 1994 annual meeting.

* 580,000 options related to the Coloray acquisition, at $2.00 per share, of which 400,000 expire in 1999, and 180,000 options at $2.00 per share expired in November 1994. In addition, the Company committed to grant an additional 60,000 options to SRI (formerly known as
Stanford Research Institute) related to the Coloray acquisition, pending entering into a new contract with SRI.

* 1,675,000 options at prices ranging from $1.69 to $2.62 per share, expiring from 1998 through 2000, related to debt financing.

* 1,954,583 options at prices ranging from $1.69 to $3.20 per share, expiring from 1997 through 1999, related to consulting agreements.

     General and administrative expenses for the year ended December 31, 1994 included expenses of approximately $1,897,000 related to these options. Research and development expenses for the year ended December 31, 1994 included expenses of approximately $1,004,000 related to these options. Interest expense for the year ended December 31, 1994 included approximately
$317,000 related to options granted in 1994.

     A total of $1,103,000 of cognovit promissory notes were issued in August through October
1994 at the prime interest rate. During 1994, for no consideration to the officer involved, options and warrants to purchase shares of Common Stock were transferred from an officer of the
Company to these noteholders to assist the Company in its financing activities (1,078,200 options and warrants, see Note 6) and to a consultant for services rendered (140,000 options). The options have exercise prices ranging from $1.70 to $2.50 per share and expire at various dates through October 2000. Certain of such options and warrants transferred by the officer were received by the officer in an exchange of options and warrants with a principal stockholder. Such options and warrants transferred from such principal stockholder were exercisable for shares of
Common Stock at prices ranging between $1.70 to $2.00 per share and expiring at various dates
through October 2000.   The Company accounted for these latter options and
warrants as a
contribution to paid in capital by the principal stockholder and a charge to compensation expense.
For 1994, general and administrative expenses include net expenses of approximately $104,000 related to compensation cost and consulting services, and interest expense includes approximately
$563,000 relating to financing transactions equal to the fair value of the options and warrants transferred.

     In October 1993, the Board of Directors approved a new Stock Option Plan ("Plan"), which was approved by the stockholders at their 1994 annual meeting. The Plan provides for the grant of options to purchase up to 5,000,000 shares of Company Common Stock. All employees of the
Company and its subsidiaries, as well as non-employee directors and consultants, are eligible for the grant of options under the Plan. The Plan provides for the grant of incentive stock options and non-qualified options. The Board of Directors or a committee of three disinterested directors
("Committee") administers the Plan. The purchase price for the shares subject to options granted under the Plan will be determined by the Board of Directors or the Committee, as the case may be. Each option becomes exercisable at the time or times determined by the Board or the
Committee when the option is granted provided that no option may be exercised within six months of date of grant; however the Board of Directors or the Committee has the right to accelerate the exercisability of the options upon the occurrence of certain events that involve, or may result in, a change in control of the Company. Each option terminates on the date set by the
Board or the Committee at the time of grant, but no termination date may be later than 10 years from the date of the grant. Generally, no option may be exercised unless the holder of the option has continued to be an employee of the Company or one of its subsidiaries except for limited exercise rights after termination of employment. An optionee can pay the purchase price for the stock option in cash, by delivery of Company Common Stock already owned by the optionee, or by a combination of these methods, as determined by the Board or the Committee, as the case may be. Approximately 3,150,000 options were outstanding under the provisions of the Plan at
December 31, 1995. These are included in the table below. As a practical matter, because of the restrictions on reissue of options and warrants identified in Note 7, no further grants may be made under the Plan until stockholders approve an increase in the Company's authorized shares.

     For the year ended December 31, 1995, the Company granted the following options to purchase one share of Common Stock:

* 1,912,450 options at prices ranging from $0.63 to $3.20 per share, expiring in 1997 through 2000, related to employment contracts or offers.

* 1,279,000 options at prices ranging from $1.43 to $2.75 per share, expiring in 1997 through 2000, related to consulting agreements.

* 7,000 options at a price of $1.69 per share, expiring in 2000, related to debt financing.

* 1,000,000 options at a price of $1.74 per share, expiring in 2000, related to a replacement for options transferred from an officer of the Company to noteholders in 1994 (see above).

     General and administrative expenses for the year ended December 31, 1995 included expenses of approximately $137,000 related to these options. Research and development expenses for the year ended December 31, 1995 included expenses of approximately $425,000 related to these options. Interest expense for the year ended December 31, 1995 included approximately $3,000 related to options granted in 1995.

     The table below reflects all options granted and outstanding through December 31, 1995, all of which are exercisable (See notes 4 and 7):

                                                              Number of Shares
                    Option Price
Options outstanding at
December 31, 1992                                         748,844
                 $1.50-$5.00

Granted                                                        2,394,891
                        $1.69-$5.00

Forfeited                                                              --
                                         --

Exercised                                                     (   84,919)
                                    $1.69
                                                                   -------------
Options outstanding at
December 31, 1993                                       3,058,816
                   $1.69-$5.00

Granted                                                         8,885,108
                           $1.69-$4.00

Forfeited                                                       (  459,962)
                            $1.75-$5.00

Exercised                                                     (1,039,177)
                           $1.69-$2.00

- - - - --------------

Options outstanding at
December 31, 1994                                      10,444,785
                    $1.69-$4.00

Granted                                                          4,198,450
                             $0.63-$3.20

Forfeited                                                          (906,013)
                              $2.25-$3.00

Exercised                                                         (473,286)
                             $1.69-$2.50

- - - - ----------------

Options outstanding at
December 31, 1995                                       13,263,936
                     $0.63-$4.00
                                                                   =========

     The options outstanding at December 31, 1995 expire as follows: 644,797 in 1996,
1,512,348 in 1997, 3,664,391 in 1998, 2,867,950 in 1999, and 4,574,450 in 2000.

9. STOCK WARRANTS:

     During 1993, the Company issued 41,177 warrants in conjunction with the issuance of convertible notes. In November 1993, the Company sold 1,253,067 units at $3.38 per unit in two private placements, each unit consisting of two shares of Common Stock ( a total of 2,506,134 shares) and a warrant ("class A Warrant") to purchase three to five additional shares ( a total of
4,136,834 warrants). In partial consideration for its services, the underwriter received a three-
year option to purchase 125,307 units at $3.38 per unit, with five Class A Warrants in each unit
 ( a total of 626,535 warrants). Additionally, the Company issued 21,898 Class A Warrants to the underwriter's attorney for their services in the transaction and issued 84,361 Class A Warrants to three stockholders who acquired Common Stock in conjunction with another private placement which was terminated in the third quarter of 1993. All of the Class A Warrants, aggregating
4,869,628, have an exercise price of $1.69 per share and a term of three years from the date a registration statement is filed with the Securities and Exchange Commission. Because of delays in filing a registration statement on these Class A Warrants, the exercise price decreased to $1.39
per share in accordance with the 1993 private offering agreement.   A
registration statement on
these warrants was declared effective on February 13, 1995. No expense or allocation of financing proceeds between debt and equity was recorded in connection with issuing these warrants due to immateriality.

     In 1994, the Company issued 300,000 warrants in conjunction with sales of Common Stock.
No expense was recorded in connection with issuing these warrants due to immateriality.

     In 1995, the Company issued the following warrants to purchase one share of Common Stock:

* 94,610 warrants at a price of $1.65 per share, expiring in 2000, related to consulting agreements.

* 150,000 warrants at a price of $1.70 per share (or for 50,000, at a price which floats with the market price), expiring in 1998, related to new debt financings.

* 700,000 warrants at a price of $1.51 per share, expiring in 2000, related to the sale of
Ampsco's land and buildings.

* 2,668,656 warrants at prices ranging from $0.81 to $2.00 per share, expiring in 1998 through 2000, related to negotiations with debt holders.

     For the year ended December 31, 1995, expenses included the following approximate amounts related to warrants issued in 1995: general and administrative expenses - $44,000; interest expense - $984, 000; finance charges - $438,000; other expenses - $350,000.


     The table below reflects all warrants issued and outstanding through December 31, 1995, all of which are exercisable (See notes 4 and 7):


Warrants                                Warrant Price
Warrants outstanding at
December 31, 1992                                              3,600,974
                          $0.75-$6.00

Issued
4,910,805                                 $1.69-$2.00

Terminated                                                            (
12,500)                                          $6.00

Exercised                                                               (
51,980)                                $0.75-$1.69

- - - - -------------
Warrants outstanding at
December 31, 1993                                                8,447,299
                          $0.75-$5.25

Issued
300,000                                          $2.00

Terminated                                                            (
25,000)                                         $3.50

Exercised                                                                (
43,429)                               $1.00-$1.69

- - - - --------------
Warrants outstanding at
December 31, 1994                                                 8,678,870
                           $0.75-$5.25

Issued
3,613,266                                $0.81-$2.00

Terminated
(250,091)                               $0.75-$2.88

Exercised
(870,122)                               $1.00-$5.25

- - - - --------------
Warrants outstanding at
December 31, 1995                                                 11,171,923
                             $0.81-$4.00

=========

     The warrants outstanding at December 31, 1995 expire as follows: 291,457 in 1996,
2,181,902 in 1997, 5,836,732 in 1998, 50,000 in 1999, and 2,811,832 in 2000.

10.  LEASES

     The Company leases Scriptel's office and production facility under an operating lease that provides for monthly lease payments of approximately $10,000 per month through January 1997.
The Company also leases the office and production space of Coloray through November 1996
(monthly rental $19,000) and various equipment through short-term operating leases. (See Notes
13 and 15). Total rent expense for the years ended December 31, 1995, 1994 and 1993 amounted to $395,000, $452,000, and $201,000, respectively.


     Future minimum lease payments are as follows:

          1996                    $334,000
          1997                        15,000
                                       -----------
          Total                    $349,000
                                      =======

     Lease payments of $103,000 were past due at December 31, 1995.

11.   BUSINESS SEGMENT INFORMATION:

     The Company currently operates in a single business segment -- computer peripheral equipment. The computer peripherals segment involves manufacturing and marketing of high performance digitizers, stylus pens, control chips and glass screens for computer aided design, business graphics, and personal computer applications, and revenues from development fees.
Prior to the disposition of Ampsco, the Company also operated in a machining/contracting segment. The machining / contracting segment involved the repair and customizing of machine tools and precision machining equipment, and until April 1994 this segment also included the sale and installation of highway safety equipment and other highway contracting. Ampsco was sold in
April 1996. The Company has treated the sale as a discontinued operation in the accompanying consolidated financial statements.

     Summarized financial information by business segment for the years ended December 31 are as follows:

                                                              1995
        1994                       1993
Total assets:
Computer peripherals                       $1,461,000             $2,191,000
         $2,982,000

Machining/contracting                               --
1,771,000                3,114,000
                                                         -------------
   -------------              --------------
     Total                                            $1,461,000
$3,962,000               $6,096,000
                                                         ========
========              ========

Depreciation and amortization:
Computer peripherals                           $580,000
$411,000                   $91,000

Machining/contracting                           110,000
121,000                  317,000
                                                            ----------
         -----------                  ----------
     Total                                               $690,000
    $532,000                $408,000
                                                           =======
    =======                 =======
Capital expenditures:
Computer peripherals                           $359,000
$372,000                   $81,000

Machining/contracting                              60,000
14,000                     38,000
                                                           ------------
          -----------                 -----------
     Total                                                $419,000
     $386,000                 $119,000
                                                          ========
     =======                 =======


12.   MAJOR CUSTOMERS:

     Sales to one customer comprised 66.2%, 7.0%, and 11.5% of total sales in 1995, 1994, and
1993, respectively. Sales to a second customer comprised 15.2% and 18.4% of total sales in
1995 and 1994 respectively. In addition, the Company had 16.2% of sales to a third customer in
1994.

13.   RELATED PARTY TRANSACTIONS:

     In 1993 the Company granted a former director and his firm options to purchase a total of
35,000 common shares at $2.00 per share.

     The Company recognized interest expense of approximately $7,000, $6,000, and $103,000 on notes payable to officers and directors for the years ended December 31, 1995, 1994 and 1993, respectively.

     In connection with a financial public relations agreement dated April 20, 1993, Mr. K.
Woodbridge and Woodbridge & Associates ( collectively, "Woodbridge"), an unaffiliated entity at that time , was paid $150,000 and was granted three year options to purchase 1,500,000 shares of Common Stock at a price of $1.69 per share ( the market bid price at the time of grant was
$3.50 for unrestricted shares). Under the agreement, as amended, Woodbridge performs financial public relations services and refers the Company to sources of investment capital. The grant of
750,000 of the 1,500,000 Woodbridge options was conditioned on the Company's stockholders approving an increase in the Company's authorized shares at the 1994 Annual Meeting. An additional 175,000 share options were granted to Woodbridge under the Company's Stock Option
Plan in December 1993, also conditioned on the stockholders approving an increase in the
Company's authorized shares at the 1994 Annual Meeting. The agreement with Woodbridge has been amended on two occasions prior to December 31, 1994. Under such amendments,
Woodbridge has received an aggregate retainer of $130,000 through December 1995 and will continue to receive $5,000 per month until his contract is renegotiated or terminated.
Additionally, Woodbridge has received reimbursement of documented travel and other expenditures of $82,000 in 1993 and $100,000 in 1994. In November 1994, the Company granted an additional 300,000 options at an exercise price of $2.00 per share, expiring in 1997, in accordance with the October 1994 amendment to the consulting agreement with Woodbridge. At the date of grant, the bid price of the underlying Common Stock on the over-the-counter market was $3.375 per share. The consulting agreement further provided for grants of 100,000 options on February 28, 1995 and 100,000 options on May 31, 1995, on the same terms, provided that
Woodbridge continued to provide services to the Company on those dates. These options were granted on those dates. Pursuant to the agreement, Woodbridge may appoint an individual to the
Company s Board of Directors. Mr. Woodbridge became a Director of the Company in June
1995. Mr. Woodbridge also received 80,000 options at an exercise price of $1.43 per share in
1995.

     A director of the Company from May 1994 to May 1995 was a consultant to the Company from July 1993 to February 1995. In January 1994 the Company and the director entered into a
Consulting Memorandum of Understanding and Consulting Agreement with respect to his consulting services to the Company. The Consulting Memorandum of Understanding provided for a 90 day term, compensation of $5,000 per month, and options to purchase 50,000 shares of
Common Stock of the Company for $2.25 per share (the market bid price at the time of grant was
$3.875 for unrestricted shares). The Consulting Agreement includes provisions for the protection of the Company's intellectual property. The director and the Company continued the consulting arrangement following the 90 day term referenced above but terminated the agreement in
February 1995.

     In 1994, the Company granted 14,583 options under the Stock Option Plan at an exercise price of $3.00 per share, expiring in 1999, to a director of Coloray who is also a consultant to the
Company. In addition , 175,000 options were granted under the Stock Option Plan at an exercise price of $3.20 per share, expiring in 1999, in accordance with provisions of a consulting agreement with that consultant. A further 275,000 options were approved for grant to consultants under the Stock Option Plan, and 125,000 options were granted in 1994 and 50,000 options were granted in 1995 to three consultants at a price of $3.20 per share, expiring in 1999 or 2000, and the remainder will be granted by the Compensation Committee of the Board of
Directors when they determine the consultants who will receive the options. Such future grants will be at an exercise price which is the higher of 85% of the fair market value of the underlying shares at the date of grant or $3.20 per share, and will expire five years after grant.

     In August 1991, Mr. W.T. Krumm (a significant stockholder of the Company) and an affiliate loaned the Company an aggregate of $1,000,000. The loan was evidenced by a convertible promissory note that bore interest at prime, plus four percent, and was convertible into up to
1,000,000 shares of Common Stock at a conversion price of $1.00 per share. Mr. Krumm received a warrant to purchase an additional 1,000,000 shares at $1.00 per share, provided that the warrants were only issued in direct proportion to draws on the loan. In March 1992, Mr.
Krumm converted $875,000 of principal, plus $53,308 of interest, into 928,308 shares of
Common Stock and exercised warrants for 702,000 shares at $1.00 per share. As consideration to Mr. Krumm to exercise the warrants, the Company granted Mr. Krumm a replacement warrant to purchase 1,000,000 shares at $1.69 per share. Mr. Krumm loaned $75,000 to the Company in
February 1993, and $100,000 in May 1993 in the form of convertible notes, convertible at the rate of $1.69 per share. In exchange for extending the due date of the remaining $125,000 of the 1991 convertible note, extending the February 1993 convertible note and loaning $100,000 in May
1993, Mr. Krumm received options to purchase 300,000 shares at $1.70 per share.
 At the time of
the issuance of notes and grants of options and warrants to Mr. Krumm, the market bid price for unrestricted Common Stock was between $4.00 and $5.75 per share. The Company has granted registration rights with respect to all of the shares of Common Stock issued or issuable to Mr.
Krumm.

     In 1992, (at various dates between August and October) Mr. G. S. Jacobs (a significant stockholder and creditor of the Company), who controls Standard Energy Company (references to Mr. Jacobs shall include Standard Energy Company where appropriate) loaned $525,000 to the Company and received options to purchase 220,000 shares at prices ranging from $1.75 to $2.50 per share. He also purchased 60,000 shares in June of 1992 and received warrants to purchase an additional 60,000 shares at $2.50 per share. In April 1994, the Company repaid the outstanding balance of the 1992 loan. In February 1993, Mr. Jacobs loaned $75,000, an additional $100,000 in April, and $100,000 and $50,000 in each of May and June in the form of convertible notes, convertible at $1.69 per share for the February and April notes and at $1.70 per share for the later notes. In addition, as part of his $75,000 loan in February 1993,
Mr. Jacobs received options to purchase 45,000 shares at $1.75 per share. In April 1993, Mr.
Jacobs was granted options to purchase 400,000 shares at $1.70 per share for extending the
$225,000 remaining on the 1992 loan, for extending the February 1993 loan and for making the $100,000 April loan. As additional consideration for the loans in May and June, Mr. Jacobs received options for an aggregate of 175,000 shares at $1.70 per share. In addition , Mr. Jacobs received options to purchase 100,000 shares at $1.70 per share in August 1993, and in September
1993 loaned the Company $25,000, which was repaid in its entirety in October 1993. In March
1994, Mr. Jacobs loaned the Company $90,000 in the form of a cognovit promissory note, payable on demand, which the Company repaid in April 1994 with $9,000 of interest. On May 5,
1994, May 17, 1994, and May 31, 1994, Standard Energy loaned the Company (Scriptel and
Coloray, collectively) $125,000, $125,000, and $250,000, respectively, in the form of cognovit promissory notes, payable on demand, bearing interest at 10% per annum. As additional consideration for these loans, Mr. Jacobs was granted options to purchase 500,000 shares of the Company's stock at $2.62 per share, and the exercise period of all his options and warrants was extended to the year 2000. At various dates from August to December 1994 the Company repaid $61,000 of these May 1994 Standard Energy loans. On September 15, 1994 and
September 30, 1994, Standard Energy loaned the Company $75,000 and $120,000, respectively, in the form of cognovit promissory notes payable on demand. Both of these loans were repaid on
November 28, 1994, together with interest of $7,500 and $12,000, respectively. Mr. Jacobs has a security interest in substantially all tangible and intangible assets of the Company and pledges on all current and future patent rights. At the time of the issuance of notes and grants of options and warrants to Mr. Jacobs, the market bid price for unrestricted Common Stock was between $2.125 and $4.875 per share. On October 31, 1994 and December 29, 1994, the Company issued demand cognovit promissory notes to Standard Energy in the principal amount of $100,000 and
$235,000, respectively. The $100,000 note bears interest at 10%. Upon demand, interest of
$23,500 is payable on the $235,000 note . If the Company defaults in payment when demand is made, the notes bear interest at 18% per annum.

     On January 17, 1995, the Company issued demand cognovit promissory notes in the combined principal amount of $200,000 to Mr. Krumm and Mr. Jacobs for funds in that amount. Upon demand, interest of $20,000 was payable. If the Company defaults in payment when demand is made, the notes bear interest at 18% per annum. The Company repaid Mr. Krumm's note with
$10,000 interest in February 1995. The Company paid the $10,000 interest and $22,500 of principal on Mr. Jacob's note in April 1995, and an additional $20,000 of principal in May 1995, and the remaining $57,500 of principal in November 1995.

     On January 31, 1995 and March 2, 1995 the Company issued demand cognovit promissory notes in the principal amount of $100,000 and $175,000, respectively, to Standard Energy
Company for funds in that amount. The Company paid off these notes, with $10,000 and $25,000 interest, respectively, in April 1995.

     In February 1995, the Company paid $10,000 of principal and interest on a demand note payable to Standard Energy Company.

     Between May 10 and November 2, 1995 the Company borrowed $1,375,000 from Standard
Energy Company under ten separate demand cognovit promissory notes. Upon demand, total interest of $195,000 is due. One of the notes in the amount of $70,000 dated May 15, 1995, together with interest of $10,000, was paid off on May 19, 1995. One note in the amount of
$150,000 dated November 2, 1995, together with interest of $10,000, was paid off on November
6, 1995.

     On October 16, 1995 the Company borrowed $40,000 under a demand cognovit note from a relative of Mr. Jacobs. A principal payment of $30,000 was made on October 20, 1995, and the remaining $10,000 of principal and $10,000 of interest was paid on November 6, 1995.

     In January through June 1995 Coloray sold certain equipment which was not being used.
Proceeds were $380,000, which approximated the net book value of the assets sold. These assets were included as assets held for sale at December 31, 1994 in the accompanying consolidated balance sheets. Half of the proceeds, or a total of $190,000 were paid to Standard Energy
Company against notes (see above) to obtain release of liens on the assets.

     In March 1992, a director who retired in December 1993, and his spouse and various family trusts converted an aggregate of $1,493,132 of notes to 1,019,771 shares of Common Stock. In
January 1993, his spouse loaned $20,000 to the Company and received options to purchase 5,000 shares at $1.75 per share. In February 1993, his spouse loaned $75,000 to the Company in form of a convertible note at $1.69 per share and received options to purchase 75,000 shares at a $1.70 per share. In March 1993, his spouse and the family trusts exercised warrants to purchase
43,980 shares at a total exercise price of $62,970. At the time of the issuance of notes and grants of options and warrants to the director and his spouse, the market bid price for unrestricted
Common Stock was between $2.25 and $2.625 per share.

     In November 1993, a director of the Company, and a related affiliate converted two notes totaling $53,301 into 34,197 shares of the Company's Common Stock.

     On March 9, 1992 the Company loaned $90,000 to its President, Mr. James W. France, Jr., which was used by Mr. France to exercise options to purchase 60,000 shares of Common Stock at $1.50 per share. The note is due on demand and bears interest at the rate of 10%. On
December 30, 1992, an additional $75,000 was loaned to Mr. France. This was originally due on
December 31, 1993, with interest at 10%. The proceeds of this loan were used by Mr. France to exercise options to purchase 50,000 shares at $1.50 per share. As of December 31, 1995,
$71,000 in principal and interest was due on the March note and $81,000 was due on the
December note. In 1994, the Compensation Committee of the Board of Directors changed the terms of the note to defer further payments of interest and the principal balance on both notes until December 31, 1995. In addition, the Company has made and expensed net advances to Mr.
France of approximately $91,000 through December 31, 1995 against a $100,000 bonus included in his former employment contract. Although the Board declared this bonus be paid to Mr.
France in 1995, Mr. France refused to accept it. The Company expects to pay this bonus in 1996, and offset it against these advances.

     In addition to the borrowing noted above , during 1993, and 1994, the Company borrowed additional funds from Messrs. Krumm and Jacobs in connection with the purchase of Coloray, all of which were subsequently repaid. (See Note 15).

     In 1995, Coloray borrowed a total of $106,000 from certain of its officers to cover payroll and other immediate needs. These notes were payable on demand with interest at 12% to 20% of the principal. Coloray repaid $72,000 of principal and $14,000 of interest in 1995.

     The Company's Board of Directors will continue its policy of authorizing or approving transactions in which any director, officer or other affiliate has an interest only if the terms thereof are believed by the directors to be no more favorable with respect to the interest of any such affiliate than could be obtained from unaffiliated third persons.

14.    COMMITMENTS:

License and Technology agreements:

     In July 1992, the Company entered into a joint technology development agreement with a major original equipment manufacturer ("OEM") for the development of certain cordless chip technology. Pursuant to the agreement, the Company was required to make payments totaling
$150,000. Due to scheduling delays, the OEM has agreed to defer these payments. Upon sale of units containing the licensed technology, the OEM is obligated to make royalty payments at rates that decline as volumes increase, with a minimum annual royalty of $50,000. The agreement has a 5 year term with automatic one-year renewal terms thereafter. If the OEM ceases development or manufacture of the chip, the OEM will grant Scriptel a non-exclusive permanent license on its technology in return for a payment of $1,000,000, and Scriptel will pay royalties to the OEM.

     In October 1992, the Company entered into a hardware development and technology agreement with a major OEM. The Company received an initial licensing payment of $500,000 and granted the OEM until October 1993 the option to invest up to an additional $1,000,000 in the Company's Common Stock and receive a credit of $500,000 toward additional Common
Stock. The option expired without exercise in October 1993 and, therefore, the Company no longer had an obligation to credit the license fee. Accordingly, the Company having completed all conditions and obligations of the agreement recognized the full amount of the $500,000 as licensing fee income in 1993. In January 1994, the Company entered into a new development and licensing agreement with the OEM which provides for the OEM to develop, license, manufacture, sell and distribute certain products derived from the technology.

     In addition, as a condition to the agreement, the OEM and the Company executed a stock purchase agreement in February 1994 pursuant to which the OEM purchased 477,099 shares of the Company's Common Stock for an aggregate price of $1,250,000. The stock sale was effected in April 1994.

     The Company has entered into license agreements with various OEM's and suppliers for use of the Company's technology in their products. The Company will be paid licensing fees based on the volume of use of its technology. No royalty fee income was recognized under these agreements during 1995, 1994 or 1993.

     On December 16, 1994, Scriptel signed a Development Agreement and License with Xetron
Corporation, a designer and developer of radio frequency products. Xetron is developing for
Scriptel radio frequency technology to enable Scriptel's hand-held devices to communicate using radio frequencies. Under the agreement Scriptel is obligated to pay Xetron a total of $875,000 in quarterly installments from September 30, 1995 through December 15, 1996,
(this will be
expensed over the term of the agreement), in addition to royalty payments upon reaching threshold sales of the resulting Scriptel hand-held device incorporating the radio frequency technology. During the three year period ending December 16, 1997, Xetron has an option to purchase, upon mutually acceptable terms, a 50% interest in a subsidiary to be formed by Scriptel to exploit the radio frequency hand-held product. If Xetron elects to purchase the 50% interest, royalty payments under the agreement will terminate. Research and development expense in 1995 and 1994 included $438,000 and $18,000, respectively relating to this agreement.

     In 1993, 1994 and 1995 Coloray entered into several joint development agreements with outside companies under Cooperative Research and Development Agreements (CRADA's) and also with the U.S. Display Consortium on various on-going projects relating to flat panel display technology. Under these agreements, Coloray is obligated to provide cash or in-kind payments of
$2,460,000 through various periods to June 1997. The Company accrued $875,000 in 1995 and
$689,000 in 1994, which is shown as research and development expense. The remaining amounts will be accrued in 1996 and 1997, and will be expensed in those years as the research efforts are performed.

     In August 1995, Coloray entered into a license and royalty agreement with SRI International.
The agreement requires an initial $100,000 payment to SRI, and additional payments of
$1,750,000 over a three year term of research on field emission display (FED) technology. It also requires royalties on sale of FED units. Costs of $343,000 were expensed in 1995 relating to this agreement.

Employment Agreements:

     In September 1992 and as amended in 1993 and 1994, the Company entered into a three-year employment agreement with the Company's CEO. This agreement expired in September 1995.
However, he is continuing to serve in the same capacity, without a contract, at an annual salary of
$250,000. The agreement, as amended, provided for the annual grant of options to purchase
10,000 shares of Common Stock at $2.00 per share ( previously 7,000 shares annually at $2.50 per share). These options are immediately exercisable and expire at the earlier of five years after the date of grant or 90 days after termination. In addition, in exchange for cancellation of all other options held by the CEO and cancellation of an earlier employment agreement, he was also granted four-year options to purchase 96,667 shares of Common Stock at $2.50 per share and five-year options to purchase 70,000 shares of Common Stock at $2.50 per share, each exercisable commencing on September 1, 1993. The same agreement also provided for issuance of options to purchase up to 575,000 shares of Common Stock at $2.50 per share pending completion of certain milestones, as defined in the agreement. In December 1993, the CEO was granted an option for an additional 500,000 shares of Common Stock, exercisable immediately at
$1.70 per share, contingent upon the stockholders approving an increase in the number of authorized shares. This approval was granted in May 1994. All of the above options were transferred to certain noteholders in 1994, for no consideration to the CEO, to help the Company in its financing activities (See Note 8).

     At December 31, 1995, the Company has employment agreements with several other key employees and officers expiring at various dates through February 1998. The aggregate commitment for future salaries under these employment agreements is approximately $558,000 in
1996, $326,000 in 1997, and $9,000 in 1998.

15.  ACQUISITIONS:

Coloray:

     In April 1994, the Company acquired a majority of the outstanding shares of Coloray Display
Corporation ("Coloray"), a development-stage company engaged in research and development of flat panel displays for use in conjunction with computers and other sophisticated electronic applications. Coloray was under reorganization pursuant to Chapter 11 of the Federal
Bankruptcy Code, and the acquisition was subject to the Bankruptcy Court's approval. Coloray's principal assets are its proprietary rights in basic field emission display technologies and its sophisticated equipment used to fabricate display components. Under the court-approved plan of reorganization, the Company, in exchange for a 79.8% interest in Coloray, issued approximately
1,261,000 shares of Common Stock, purchased and extinguished $1,057,000 of claims against
Coloray, issued five-year options to purchase 460,000 shares at $2.00 per share, and paid approximately $400,000. An additional 180,000 options to purchase Scriptel stock at $2.00 per share, that were exercisable over a period not to exceed 180 days, were issued to certain former
common stockholders of Coloray.   The former preferred stockholders of Coloray,
in cancellation
of their preferred equity interests, received a 20.2% equity interest in Coloray. To meet its cash requirements in the acquisition, the Company received in March 1994, a loan of $450,000 in the form of a 10% interest bearing, secured, demand promissory note, payable to Messrs. Krumm and
Jacobs. The loan was repaid in April 1994. As additional consideration for the loan, the
Company conveyed to the two stockholders 28.8%, in the aggregate, of the Coloray Common
Stock leaving the Company with a 51% ownership interest in Coloray and which resulted in a finance charge of $582,000 in the second quarter of 1994. Prior to submitting its creditors' plan of reorganization to the bankruptcy court, Scriptel purchased the secured lien positions of
Coloray's primary lenders and entered into a lease agreement with Coloray's former landlord whereby the Company (i) paid Coloray's prepetition claim of $281,334 and (ii) agreed to pay, as additional rent over one year, the post-petition claim of $114,756. The purchased Coloray claims have been extinguished as part of the plan of reorganization. The funds to purchase the Coloray secured lenders positions were initially lent in September, 1993 to the Company by Messrs.
Jacobs and Krumm. The loans were repaid in October, 1993 with interest at 8%, a premium of
$64,304, and five-year options to purchase 1,000,000 shares of Scriptel at $1.69 per share.

     During 1993, the Company incurred certain legal and acquisition related expenses, and paid on behalf of Coloray certain prepetition salary claims relating to this pending acquisition amounting to approximately $99,000. In addition, the Company funded certain operating and research and development activities at Coloray amounting to approximately $306,000, which were all expensed during 1993.

     At December 31, 1993, the Company recorded notes and accounts receivable from Coloray related to the above-mentioned claims and acquisition costs of approximately $877,000.

     Approximately $3,357,000 of the costs associated with the 1994 acquisition, including the value of options issued, related to purchased research and development projects in progress.
Such amount has been reported as research and development expense in the Company's second quarter 1994 financial statements.

     Due to the fact Coloray was an inactive corporation in bankruptcy proceedings since October
1992, the historical financial statements were not considered to be meaningful since they are not representative of the type or level of activity anticipated by the Company subsequent to acquisition. Accordingly, the Company has not presented consolidated pro forma financial information as though the transaction occurred at the beginning of the periods.

16. SUBSEQUENT EVENTS:

     In addition to several items described above and in Note 18, the Company had the following events occur subsequent to December 31, 1995, and through the date of the accompanying independent accountants opinion.

     The Company borrowed a total of $672,000 in five separate transactions with two major creditors and stockholders. The loans are payable on demand, and bear interest at stated amounts up to 41% of principal. The Company repaid $75,000 to one of the creditors during the same time period. One of the new loans requires payment from first proceeds available from a large financing transaction.

     In March 1996, the Company determined that it could no longer support the operations of
Coloray and announced plans to close that operation. Expected additional costs to close Coloray are approximately $400,000 including rental payments through the end of Coloray's lease in
November 1996, environmental shutdown, severance, and equipment
decommissioning.    In
addition, Coloray has contractual research and development obligations continuing through 1997, of which $2,300,000 have not been recorded at December 31, 1995. The Company, Coloray and
SRI International, Inc. (SRI) have entered into a letter of intent to arrange a consortium to continue Coloray and SRI's field emission display technology research. No definitive consortium documents have been signed. The proposal requires Coloray to contribute its patents and technology to the consortium in return for one-time royalty payments by consortium members and cancellation of the existing research agreement with SRI (see Note 14). The Company has the right but not the obligation to enter the consortium as a member to obtain the benefits of future research. The amounts, if any, to be received from the consortium are not currently estimable but will probably not be sufficient to meet all of Coloray's obligations.
Coloray's liabilities and
obligations include the following approximate amounts:

Accounts payable
  $600,000

Accrued expenses
    300,000

Notes payable
       100,000

Intercompany notes payable
2,800,000

CRADAs and existing SRI research
agreement:
     Accrued through December 31, 1995                               1,900,000
     To be accrued through 1997
2,300,000

Additional estimated total costs of closure
400,000

              -----------

           $8,400,000

           ========

Coloray's assets approximate $800,000 at December 31, 1995.

     The Company will attempt to obtain the release of Coloray from its CRADA commitments as part of the closure and will attempt to obtain the release of Coloray from its SRI commitments through the proposed consortium.

     The Company is not currently able to estimate or quantify the effects of the proposed consortium; the reduction, if any, in Coloray's CRADA commitments; proceeds, if any, to be received from any disposition of assets; or the ultimate resolution of the closure. However, if sufficient proceeds are not received to meet Coloray's liabilities and obligations, it is likely that
Coloray will have to liquidate. Assuming that proceeds received are minimal and the Company is successful in negotiating releases from the SRI and CRADA obligations, the Company believes that the operations and closure of Coloray would have the following approximate, unaudited, pro forma net effects on results to be shown in the Company's consolidated statement of operations in
1996:




Coloray's estimated operating (loss) through March 1996
 $(500,000)

Additional costs of closure (Scriptel Holding, Inc. is contractually liable on Coloray's lease and for certain other matters)
         (400,000)

                                 -------------

                                   (900,000)
Gain which would be reported on elimination of the approximate amount of Coloray's non-intercompany net liabilities
       1,900,000

                                   -----------
Approximate amount of net gain to be reported
      $1,000,000

                                 ========

     If the Company is unable to negotiate releases of the SRI and/or CRADA obligations, these obligations would be recorded by Coloray at full value and then eliminated. If proceeds are more than minimal, from the consortium or otherwise, the proceeds would be used to reduce the amount of Coloray's net liabilities, with a corresponding reduction in the amount of gain which would be reported on their elimination.

     In addition, if proceeds were minimal, the closure of Coloray would have an approximate, unaudited, pro forma effect of reducing the reported total assets of the Company by $800,000.
This represents the elimination of the approximate value of Coloray's equipment and leasehold improvements of $500,000; patents of $150,000; and other assets of $150,000.

17.  NEW ACCOUNTING PRONOUNCEMENT

     In late 1995, the Financial Accounting Standards Board adopted Statement of Financial
Accounting Standards No. 123, "Accounting for Stock Compensation" (SFAS-123).
The
Company intends to fully adopt this statement in 1996. SFAS-123 requires a substantial change in the calculation of the value of options granted to directors, officers and employees. Had the
Company used the provisions of SFAS-123 to calculate the value of options granted in 1995, management estimates that the reported net loss of the Company for the year ended December 31,
1995 would have increased by approximately $1,000,000, or $0.06 per share.

18.  DISCONTINUED OPERATIONS - SALE OF AMPSCO:

     Ampsco has had continuing losses from operations since acquisition, and at December 31,
1995 had an accumulated deficit in stockholders' equity of approximately $2.2 million. To cut the ongoing losses and to focus the Company on the computer peripheral segment, in April 1996 the
Company sold all of the Common Stock of Ampsco. No appraisal of Ampsco was made in connection with this transaction.

     The buyer was 1896, Inc., a corporation headed by Thomas J. Leukart, a director of the
Company at the time of sale. Dennis J. Leukart, president of Ampsco at the time of the sale is a brother of Thomas Leukart and the father-in-law of James W. France, Jr., the Company's
Chairman, President, and CEO. As part of the agreement of sale, both Thomas Leukart and
Dennis Leukart resigned from their positions with the Company and cancelled their employment agreements. Thomas Leukart also resigned as Director of the Company.

     The buyer issued a Promissory Note (the "Note") to the Company in partial payment of the purchase price. The Note is for $650,000, and bears interest at 5%. Interest is payable monthly, with the entire principal balance due on April 1, 1999. The Company has endorsed this Note to
Mr. Jacobs, who had a security interest in the Ampsco shares which were sold. The Company has not recorded any amount of the Note as proceeds on the sale of Ampsco because management estimates that collection of the Note is improbable. The Company will record cash payments on the Note as income when received, and offset notes payable to Mr. Jacobs for the funds transferred to him. If the Note is repaid, Mr. Jacobs has agreed to release Ampsco from any further obligation it may have as endorser of several notes the Company has with Mr. Jacobs or his affiliates.

     The remaining payments of the purchase price are in the form of monthly royalties at 2% of
Ampsco's collected sales for a ten-year period. These payments are subject to a maximum of
$100,000 per year. (Ampsco's sales in 1995 were $1,827,000, which would have resulted in a royalty payment of approximately $37,000 had the agreement then been in effect.) The buyer received from Mr. Jacobs an option until March 31, 1999 to purchase for $375,000 the land and buildings Ampsco occupies, which is also subject to full payment on the Note. If the Note were paid and the option exercised, no further royalty payments would be required. The Company has not recorded any amount of the royalties as proceeds on the sale of Ampsco because management estimates that long-term cash realization is improbable and because of the significant contingency with respect to the termination of the royalty payments. The Company will record cash payments, if any, as income when received.

     The buyer has pledged Ampsco stock to Mr. Jacobs.

     The Company has treated the sale of Ampsco as a discontinued operation. Consequently,
Ampsco's results are excluded from the accompanying consolidated balance sheet at December
31, 1995 and from the loss from continuing operations shown on the accompanying statements of operations for 1995, 1994 and 1993.

     The Company is contractually obligated on Ampsco's notes payable to Stimsonite Corporation
(see Note 3 - Litigation). Stimsonite has obtained a judgment against the Company on this debt.
Management estimates that it is improbable that Ampsco could pay the creditor or repay Scriptel if Scriptel is forced to pay the creditor. The Company has recorded a loss on disposal of Ampsco of $450,000 to recognize the full contractual obligation to Stimsonite. The Company is also negotiating with the creditor to settle the debt for a reduced amount. As part of the agreement to sell the Common Stock of Ampsco, the Company contributed its $2.2 million intercompany receivable from Ampsco to the capital of Ampsco. This resulted in almost complete liquidation of
Ampsco's stockholders deficit, and the buyer assumed the remaining $22,000 of net liabilities of
Ampsco. The Company recorded this assumption of net liabilities as a reduction of the loss on disposal at December 31, 1995. The Company also recorded a loss of $20,000 at December 31,
1995 for the anticipated loss from operations of Ampsco until the disposal date in April. The net result of these three items is that the Company has recorded a net loss of $448,000 in 1995 on the disposal of Ampsco.

     Ampsco's sales were $1,827,000 in 1995, $1,841,000 in 1994, and $4,230,000 in 1993.
Ampsco's loss from operations was $507,000 in 1995, $705,000 in 1994, and $856,000 in 1993.
The effects of the sale of Ampsco reduced the Company's reported total assets at December 31,
1995 by approximately $975,000.